Exhibit 10.1

AGREEMENT OF LEASE

by and between

ATRIUM BUILDING, LLC

and

TESSCO TECHNOLOGIES, INC.

(375 WEST PADONIA ROAD, SUITE 100)

AGREEMENT OF LEASE

ATRIUM BUILDING, LLC

TESSCO TECHNOLOGIES, INC.

TABLE OF CONTENTS

1.	Definitions and Attachments
2.	Demise
3.	Commencement Date and Term
4.	Intentionally Deleted
5.	Use
6.	Rent
7.	Requirements of Applicable Law
8.	Certificate of Occupancy
9.	Contest-Statute, Ordinance, Etc.
10.	Tenant’s Improvements
11.	Repairs and Maintenance
12.	Conduct on Premises
13.	Insurance
14.	Rules and Regulations
15.	Mechanics’ Liens
16.	Tenant’s Failure to Repair
17.	Property — Loss, Damage
18.	Destruction — Fire or Other Casualty
19.	Eminent Domain
20.	Assignment
21.	Default; Remedies; Bankruptcy of Tenant
22.	Intentionally Deleted
23.	Services and Utilities
24.	Electric Current
25.	Telephone and Telecommunications
26.	Acceptance of Premises
27.	Inability to Perform
28.	No Waivers
29.	Access to Premises and Change in Services
30.	Estoppel Certificates
31.	Subordination
32.	Attornment
33.	Notices
34.	Intentionally Deleted
35.	Tenant’s Space
36.	Quiet Enjoyment
37.	Vacation of Premises
38.	Members’ Liability
39.	Separability
40.	Indemnification
41.	Captions
42.	Brokers
43.	Recordation
44.	Successors and Assigns
45.	Integration of Agreements
46.	Hazardous Material; Indemnity
47.	Americans With Disabilities Act
48.	Several Liability
49.	Financial Statements
50.	Definition of Day and Days
51.	Right of Termination
52.	Generator
53.	Telecommunications Equipment
54.	Exterior Signage
55.	Tenant’s Installation of Security System
56.	Landlord Renovation

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (this “Lease”) made this                       day of                      , 2003 (the “Effective Date”), by and between ATRIUM BUILDING, LLC (the “Landlord”) and TESSCO TECHNOLOGIES, INC. (the “Tenant”), witnesseth that the parties hereby agree as follows:

W I T N E S S E T H:

THAT FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

1.                                       Definitions and Attachments.

1.1                                 Certain Defined Terms.

1.1.1                        “Building” means the office building located at 375 West Padonia Road, Timonium, Maryland 21093, which is located within Baltimore County, Maryland.

1.1.2                        “Rentable Area of the Building” means 110,328 rentable square feet, subject to adjustment in accordance with BOMA standards.

1.1.3                        “Premises” means that portion of the Building located on the first and second floors designated as Suite 100 described on the schedule attached hereto as Exhibit “A” and made a part hereof.

1.1.4                        “Rentable Area of the Premises” means 93,549 rentable square feet.

1.1.5                        “Term” means a period of three (3) years.

1.1.6                        “Annual Base Rent” means the amount set forth on the following schedule:

Rental Year	Annual Base Rent	Monthly Installments of Annual Base Rent
1	$1,276,008.36	$106,334.03
2	$1,314,288.60	$109,524.05
3	$1,353,717.24	$112,809.77

1.1.7                        Intentionally Deleted.

1.1.8                        Intentionally Deleted.

1.1.9                        “Base Year Building Expenses” shall mean the actual Building Expenses per rentable square foot incurred by Landlord for the 2002 calendar year.

1.1.10                  “Base Year Taxes” shall mean the actual Taxes incurred by Landlord per rentable square foot for the 2002 calendar year.

1.1.11                  “Allowance” means the sum of $350,808.75. See Section 35.

1.1.12                  “Broker” means Blue/Obrecht and KLNB.

1.2                                 Additional Defined Terms.

The following additional terms are defined in the places in this Lease noted below:

Term	Section
“ADA”	47
“Applicable Laws”	7
“Approved Plans and Specifications”	35
“Building Expenses”	6.2.2
“Commencement Date”	3.1
“Common Areas”	6.2.4
“Cost of Building Expenses Per Square Foot”	6.4.1
“Cost of Taxes Per Square Foot”	6.3.1
“Default Rate”	6.6
“Hazardous Material”	46
“HVAC”	23
“Lease Year”	6.2.5
“Mortgagee”	31
“Normal Business Hours”	23
“Property”	6.2.1
“Successor”	32
“Target Date”	3.2
“Taxes”	6.2.3
“Tenant Improvements”	35

1.3                               Attachments.

The following documents are attached hereto, and such documents, as well as all drawings and documents prepared pursuant thereto, shall be deemed to be a part hereof:

Exhibit “A”	-	Floor Plan
Exhibit “B”	-	Rules and Regulations
Exhibit “C”	-	Inventory of DB Property
Exhibit “D”	-	Estoppel Certificate
Exhibit “E”	-	Subordination, Attornment and Non-Disturbance Agreement
Exhibit “F”	-	Building Expense Exclusions

2.                                   Demise.  Landlord hereby leases unto Tenant, and Tenant does hereby rent from Landlord the Premises.  In addition thereto, Tenant shall have the right to use, on a non-exclusive basis, and in common with the other tenants of the Building the Common Areas of the Building (as that term is defined in Section 6.2.4 hereof).

3.                                   Commencement Date and Term.  This Lease shall commence on the “Commencement Date” (as herein defined) and shall be for the Term, plus the portion of a calendar month, if any, from the Commencement Date to the last day of the calendar month in which such Commencement Date occurs.  Landlord acknowledges that Tenant is currently occupying the Premises pursuant to that certain Sublease dated November 21, 2002 (the “DB Sublease”) by and between Tenant, as subtenant, and Deutsche Bank Securities, Inc. (“DB”), as sublandlord, for a term that expires on May 31, 2004, and it is the intention of the parties hereunder that this Lease will commence at the expiration of the DB Sublease.  As used in this Lease, the term “Commencement Date” shall mean June 1, 2004.

4.                                   Intentionally Deleted.

5.                                     Use.  Tenant covenants that it shall use and occupy the Premises continuously during the Term of this Lease solely for general office purposes and for in-house training or training for Tenant’s customers, all of the foregoing in accordance with applicable zoning regulations and for no other purpose; provided, however, that the ingress and egress of Tenant’s customers shall not unreasonably interfere with the use and enjoyment by the other tenants of the Building.  For purposes of this Lease, the term “general office use” shall not include use as a school, college, university or educational institution of any type, use for any purpose which is not consistent with the operation of the Building as a first-class office building, use as an recruitment or temporary help service or agency, or any use involving regular traffic by the general public. Tenant recognizes that its occupancy of the Premises throughout the Term of this Lease provides Landlord a significant benefit in the perception of the Building by other prospective tenants who will negotiate with Landlord for space in the Building in the future as well as the perception of other existing tenants who will be negotiating with Landlord to renew their leases and remain in the Building.  Landlord acknowledges that as of the Effective Date, there currently exists a delicatessen within the Premises pursuant to that certain Sublease dated July 31, 1987, as amended by that First Amendment to Sublease dated April 30, 1997 (collectively, the “Deli Sublease”), and Tenant shall have the right to retain such delicatessen subject to the terms and conditions of the Deli Sublease.  Landlord further acknowledges that as of the Effective Date, McGyver’s Catering (“McGyver’s”) operates a kiosk in the atrium of the Building.  Tenant shall be responsible to ensure that McGyver complies with all applicable laws and code regulations related to food preparation and service and that McGyver’s use remains subject at all times to the terms and conditions of this Lease.

6.                                   Rent.

6.1                                 Base Rent.  As rent for the Premises during each year of the Term, Tenant shall pay to Landlord an Annual Base Rent, in equal monthly installments, in advance on the first day of each calendar month during the Term, and without deduction, setoff or demand in accordance with the schedule set forth in Section 1.1.6 above.  In addition to the Base Rent, if the Term should commence on a day other than the first day of a calendar month, Tenant shall pay to Landlord upon the Commencement Date, a sum equaling that percentage of the monthly rent installment which equals the percentage of such calendar month falling within the Term.

6.2                                 Definitions.  For the purposes hereof, the following definitions shall apply:

6.2.1  “Property” shall mean the Building, the land upon which same is situated and all fixtures and equipment thereon or therein, all commonly owned or shared appurtenances, including but not limited to, parking areas, walkways, landscaping and utilities, whether located on the land upon which the Building is situated or elsewhere.

6.2.2  “Building Expenses” shall be all those expenses paid or incurred by Landlord in connection with the owning, maintaining, operating and repairing of the Property or any part thereof, in a manner deemed reasonable and appropriate by Landlord and shall include, without limitation, the following:

6.2.2.1  All costs and expenses of operating, repairing, lighting, cleaning, and insuring (including liability for personal injury, death and property damage and workers’ compensation insurance covering personnel) the Property or any part thereof, as well as all costs incurred in removing snow, ice and debris therefrom and of policing and regulating traffic with respect thereto, and depreciation of all machinery and equipment used therein or thereon, replacing or repairing of pavement, parking areas, curbs, walkways, drainage, lighting facilities, landscaping (including replanting and replacing flowers and other planting);

6.2.2.2  Electricity, steam and fuel used in lighting, heating, ventilating and air conditioning and all costs, charges, and expenses incurred by Landlord in connection with any change of any company providing electricity service, including, without limitation, maintenance, repair, installation and service costs associated therewith;

6.2.2.3  Maintenance and repair of mechanical and electrical equipment including heating, ventilating and air conditioning equipment;

6.2.2.4  Window cleaning and janitor service, including equipment, uniforms, and supplies and sundries;

6.2.2.5  Maintenance of elevators, stairways, rest rooms, lobbies, hallways and other Common Areas;

6.2.2.6  Repainting and redecoration of all Common Areas;

6.2.2.7 Repair and maintenance of the parking areas, including without limitation, the resurfacing and striping of said areas;

6.2.2.8  Sales or use taxes on supplies or services;

6.2.2.9  Management fees, wages, salaries and compensation of all persons engaged in the maintenance, operation or repair of the Property and the provision of amenities to all tenants in the Property (including Landlord’s share of all payroll taxes and the cost of an on-site or near-site office and segregated storage area for Landlord’s parts, tools and supplies);

6.2.2.10  Legal, accounting and engineering fees and expenses, except for those related to disputes with tenants or which are a result of and/or are based on Landlord’s negligence or other tortious conduct;

6.2.2.11 Costs and expenses that may result from compliance with any governmental laws or regulations that were not applicable to the Common Areas at the time same were originally constructed; and

6.2.2.12  All other expenses which under generally accepted accounting principles would be considered as an expense of maintaining, operating, or repairing the Property.  Notwithstanding the foregoing, all expenses (whether or not such expenses are enumerated on items 1 through 11 of this Section 6.2.2) which would be considered capital in nature under generally accepted accounting principles shall be included in “Building Expenses” if same are amortized in accordance with generally accepted accounting principles, except the roof and any structural defects, which shall be excluded in all instances except as set forth in Section 56.

6.2.2.13  Notwithstanding anything to the contrary contained herein, Building Expenses shall not include any items for which Tenant is paying directly under the terms of this Lease, including, (a) electricity charges within the Premises; (b) janitorial services within the Premises; (c) HVAC maintenance charges within the Premises; and (d) electrical equipment maintenance charges within the Premises.

6.2.2.14  All of the costs and expenses listed on Exhibit “F” attached hereto shall be excluded from Building Expenses.  To the extent there is any conflict between this Lease and Exhibit F, the terms of Exhibit F shall control.

6.2.3  “Taxes” shall mean all real property taxes including currently due installments of assessments, sewer rents, ad valorem charges, water rates, rents and charges, front foot benefit charges, and all other governmental impositions in the nature of any of the foregoing.  Excluded from Taxes are (i) federal, state or local income taxes, (ii) franchise, gift, transfer, excise, capital stock, estate or inheritance taxes, and (iii) penalties or interest charged for late payment of Taxes.  If at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so as to cause the whole or any part of the items listed in the first sentence of this subparagraph to be levied, assessed or imposed, wholly or partly as a capital levy, or otherwise, on the rents received from the Building, wholly or partly in lieu of imposition of or in addition to the increase of taxes in the nature of real estate taxes issued against the Property, then the charge to Landlord resulting from such altered additional method of taxation shall be deemed to be within the definition of “Taxes.”

6.2.4  “Common Areas” shall mean those areas and facilities which may be from time to time furnished to the Building by Landlord for the non-exclusive general common use of tenants and other occupants of the Building, their officers, employees, and invitees, including (without limitation) the hallways, stairs, parking facilities, washrooms, and elevators.

6.2.5  “Lease Year” shall mean the first twelve (12) month period following the Commencement Date and each succeeding twelve (12) month period thereafter up to the end of the Term; provided, however, that if the Commencement Date shall occur on a day other than the first day of a calendar month, then the first Lease Year shall include that portion of a calendar month in which the Commencement Date occurs in addition to the first twelve (12) month period.

6.3                                 Rent Adjustments for Taxes.

6.3.1  On or before March 31 of each Lease Year, Landlord shall total the Taxes and shall allocate such Taxes to the Rentable Area of the Building in the following manner:  Taxes for the foregoing calendar year shall be totaled and such total shall be divided by the total rentable square feet in the Building thereby deriving the “Cost of Taxes Per Square Foot” of rentable area.

6.3.2  In the event that the Cost of Taxes Per Square Foot assessed for any calendar year which is wholly or partly within the Term are greater than the Base Year Taxes, Tenant shall pay to Landlord, as additional rent at the time such Taxes are due and payable, the amount of such excess times the number of Rentable Area of the Premises.  Any additional rent due Landlord under this Section shall be due and payable within thirty (30) days after Landlord shall have submitted a written statement to Tenant showing the amount due.  For Tenant’s obligation for such additional rent at the beginning or end of the Lease, see Section 6.5.  Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to Taxes, and require Tenant to pay each month during such year 1/12 of such amount, at the time of payment of monthly installments of Base Rent.  In such event, Tenant shall pay, or Landlord shall refund or credit to Tenant’s account, any underpayment or overpayment of such additional rent within thirty (30) days of Landlord’s annual written statement of Taxes due.  Tenant shall have the right to examine, at Tenant’s sole expense, Landlord’s records with respect to any such increases in additional rent; provided, however, that unless Tenant shall have given Landlord written notice of exception to any such statement within thirty (30) days after delivery thereof, the same shall be conclusive and binding on Tenant.  No credit shall be given to Tenant if the cost of Taxes Per Square Foot are less than the Base Year Taxes.

All reasonable expenses incurred by Landlord (including attorneys’, appraisers’ and consultants’ fees, and other costs) in contesting any increase in Taxes or any increase in the assessment of the Property shall be included as an item of Taxes for the purpose of computing additional rent due hereunder.

6.4                                 Rent Adjustments for Building Expenses.

6.4.1  On or before March 31 of each Lease Year, Landlord shall compute the Building Expenses for such year and shall allocate such costs to the Rentable Area of the Building in the following manner:  Building Expenses shall be totaled and such total shall be divided by the total Rentable Area of the Building thereby deriving the “Cost of Building Expenses Per Square Foot” of rentable area.  If Landlord incurs an extraordinary, uncontrollable expense during the Base Year to determine Building Expenses (e.g., excessive snow or blizzard), such extraordinary expenses shall not be included in the computation of Base Year Building Expenses, but such item shall be included in Base Year Building Expenses in an amount equal to the average amount of ordinary expenses for such item by averaging the three (3) prior years’ expenses for such item.

6.4.2  In the event that the cost of Building Expenses Per Square Foot of rentable area for any year which is wholly or partly within the Term are greater than the Base Year Building Expenses, Tenant shall pay to Landlord, as additional rent, the amount of such excess times the number of square feet of Rentable Area of the Premises, as set forth in Section 1 above.  If occupancy of the Building during any calendar year, including the Base Year for Building Expenses, is less than ninety percent (90%), then Building Expenses for that calendar year shall be “grossed up” to that amount of Building Expenses that, using reasonable projections, would normally be expected to be incurred during the calendar year in question if the Building was ninety percent (90%) occupied during the applicable calendar year period, as determined under generally accepted accounting principles; it being understood that the written statement submitted to Tenant shall provide a reasonably detailed description of how the Building Expenses were grossed up and that only those component expenses that are affected by variations in occupancy levels shall be grossed up.  Such additional rent shall be computed on a year-to-year basis.  Any such additional rent shall be due within thirty (30) days after Landlord has submitted a written statement to Tenant showing the amount due.  Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to any calendar year, and require Tenant to pay each month during such year 1/12 of such amount, at the time of payment of monthly installments of Base Rent.  In such event, Tenant shall pay, or Landlord shall refund or credit to Tenant’s account, any underpayment or overpayment of such additional rent within thirty (30) days of Landlord’s written statement of actual Building Expenses for the Calendar year.  Tenant, at Tenant’s sole expense, shall have the right to examine Landlord’s records with respect to any such increases in additional rent; provided, however, that unless Tenant shall have given Landlord written notice of exception to any such statement within thirty (30) days after delivery thereof, the same shall be conclusive and binding on Tenant.  No credit shall be given to Tenant if the cost of Building Expenses Per Square Foot are less than the Base Year Building Expenses.  Notwithstanding anything to the contrary contained herein, Landlord shall use diligent efforts to keep Building Expenses at reasonable amounts, while maintaining the Building as a first class office building. Tenant acknowledges that with regard to certain Building Expenses, some tenants may be paying various fees directly to the service provider (including, without limitation, janitorial services and electricity charges), in which event the computation of Building Expenses per rentable square foot for such items shall be determined by using the total rentable square footage of the Building reduced by the rentable square footage of the tenants who are paying such fees directly to the service provider.

6.5                                 Additional Rent Payments.  Tenant’s obligation to pay any additional rent accruing during the Term pursuant to Sections 6.3 and 6.4 hereof shall apply pro rata to the proportionate part of a calendar year as to Taxes and Building Expenses, in which this Lease begins or ends, for the portion of each such year during which this Lease is in effect.  Such obligation to make payments of such additional rent shall survive the expiration or sooner termination of the Term.

6.6                                 Payments.  All payments or installments of any rent hereunder and all sums whatsoever due under this Lease (including but not limited to court costs and attorneys’ fees) shall be deemed rent and shall be paid to Landlord at the address designated by Landlord.  If any amount of Annual Base Rent or additional rent shall not be paid when due and remains unpaid for five (5) calendar days following receipt of written notice  (provided, that, in no event shall Landlord be required to give Tenant more than one (1) notice in any twelve (12) month period), Tenant shall pay Landlord, without notice or demand, a late charge equal to the greater of (i) $35.00 and (ii) five percent (5%) of the such overdue amount to partially compensate Landlord for its administrative costs in connection with such overdue payment; which administrative costs Tenant expressly acknowledges are reasonable and do not constitute a penalty.  In addition, such overdue amounts shall bear interest at the rate of 15% per annum (but not more than the maximum allowable legal rate applicable to Tenant) (the “Default Rate”) until paid.  Additionally, if any of Tenant’s checks for payment of rent or additional rent are returned to Landlord for insufficient funds, Tenant shall pay to Landlord as additional rent the greater of (i) $50.00 or (ii) the amount of actual charges incurred by Landlord, for each such check returned for insufficient funds, and if two or more of Tenant’s checks in payment of rent or additional rent due hereunder are returned for insufficient funds in any calendar year, Landlord reserves the right upon ten (10) days advance written notice to Tenant to thereafter require Tenant to pay all rent and additional rent and other sums whatsoever due under this Lease in cash, by money order or by certified check or cashier’s check.  If an attorney is employed to enforce Landlord’s rights under this Lease, Tenant shall pay all fees and expenses of such attorney whether or not legal proceedings are instituted by Landlord.  Time is of the essence in this Lease.

7.                                     Requirements of Applicable Law.  Landlord warrants that on the Commencement Date, the Premises shall comply with all applicable laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Property (“Applicable Laws”).  Tenant, at its sole cost and expense, shall thereafter comply promptly with all Applicable Laws now in force or which may hereafter be in force, which impose any duty upon Landlord or Tenant with respect to Tenant’s particular use, occupancy or alteration of the Premises or any part thereof and for the prevention of fires; provided, however, that Landlord and not Tenant shall correct all structural defects in the Building necessary to comply with Applicable Laws, and make all repairs, changes or alterations necessary because the Building was not constructed in compliance with any of the Applicable Laws.

8.                                   Certificate of Occupancy.  Tenant shall not use or occupy the Premises in violation of any certificate of occupancy, permit, or other governmental consent issued for the Building.  If any governmental authority, after the commencement of the Term, shall contend or declare that the Premises is being used for a purpose which is in violation of such certificate of occupancy, permit, or consent, then Tenant shall, upon five (5) days’ notice from Landlord, immediately discontinue such use of the Premises.  If thereafter the governmental authority asserting such violation threatens, commences or continues criminal or civil proceedings against Landlord for Tenant’s failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to terminate this Lease forthwith.  Tenant shall indemnify and hold Landlord harmless of and from any and all liability for any such violation or violations.

9.                                   Contest-Statute, Ordinance, Etc.  Tenant may, after notice to Landlord, by appropriate proceedings conducted promptly at Tenant’s own expense in Tenant’s name and whenever necessary in Landlord’s name, contest in good faith the validity or enforcement of any such statute, ordinance, law, order, regulation or requirement and may similarly contest any assertion of violation of any certificate of occupancy, permit, or any consent issued for the Building.  Tenant may, pending such contest, defer compliance therewith if, in the opinion of counsel for Landlord, such deferral shall not subject either Landlord or the Premises or the Property (or any part thereof) to any penalty, fine or forfeiture, and if Tenant shall post a bond with corporate surety approved by Landlord sufficient, in Landlord’s opinion, fully to indemnify Landlord from loss.

10.                             Tenant’s Improvements.  Except to the extent that Landlord is providing the Allowance pursuant to Section 35 of this Lease, Tenant shall make such improvements to the Premises as it may deem necessary at its sole cost and expense.  Tenant shall not make any alterations, decorations, installations, additions or improvements to the Premises, including but not limited to, the Tenant Improvements (as defined herein), the installation of any fixtures, amenities, equipment, appliances, or other apparatus, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, and then only by contractors or mechanics employed or approved by Landlord, which approval shall not be unreasonable withheld or delayed.  Notwithstanding the foregoing, Tenant shall be permitted to make decorative or non-structural alterations within the Premises costing less than $50,000 without the necessity of Landlord’s prior consent, but in accordance with all other terms and conditions of this Section 10 and only upon prior written notice to Landlord thereof.  All such work, alterations, decorations, installations, additions or improvements shall be done at Tenant’s sole expense, other than the Allowance which shall be provided by Landlord for the Tenant Improvements, and at such times and in such manner as Landlord may from time to time designate.  Landlord’s consent to and/or approval of Tenant’s plans and specifications for the aforesaid improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All alterations, decorations, installations, additions or improvements made by either of the parties hereto upon the Premises, except movable office furniture put in at the expense of Tenant and other items as mutually agreed upon in writing, shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the termination of this Lease without molestation or injury.  Upon request by Landlord, such request given at the time Landlord provides consent under this Section 10, Tenant, at Tenant’s expense, shall remove any and all special improvements to the Premises or Common Areas made by or on behalf of Tenant, including, without limitation, supplemental HVAC and raised flooring. If Tenant fails to remove any such items, Landlord shall have the right, but not the obligation, to remove and dispose of such items, and restore the Premises accordingly and Tenant shall reimburse Landlord for the costs of such removal, disposal and restoration within thirty (30) days after receipt of an invoice therefore, together with interest at the Default Rate, which shall accrue from the date the costs were incurred by Landlord. Notwithstanding the foregoing, Tenant shall have the right to remove all trade fixtures, if owned by Tenant, at the termination of this Lease, provided Tenant repairs any damage caused by such removal and returns the Premises in the condition required by Section 11.4 of this Lease.

The parties acknowledge that DB will leave certain property in the Premises at the expiration of the DB Sublease, including the existing furniture, raised flooring, wiring, emergency generator and corresponding underground fuel storage tank and a vault (the “DB Property”), all as more particularly shown on Exhibit “C,” attached hereto and made a part hereof.  The DB Property may be used by Tenant during the Term, at no cost to Tenant, but shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the termination of this Lease without molestation or injury.  Landlord makes no representations or warranties as to the condition of the DB Property.

11.                             Repairs and Maintenance.

11.1                           Tenant’s Care of the Premises and Building.  During the Term Tenant shall:

(i)                                     keep the Premises, mechanical systems, electrical systems, plumbing facilities, fixtures, appurtenances and improvements, to the extent all of the foregoing are within the Premises, in good order and condition;

(ii)                                  make repairs and replacements to the Premises required because of Tenant’s misuse or primary negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance as required hereunder;

(iii)                               maintain, repair and replace the heating, ventilating and air conditioning system (“HVAC”) within and serving the Premises;

(iv)                              repair and replace special equipment or decorative treatments installed by or at Tenant’s request and that serve the Premises only, except to the extent the repairs or replacements are needed because of Landlord’s misuse or primary negligence, and are not covered by Tenant’s insurance as required hereunder;

(v)                                 pay for all damage to the Building, its fixtures and appurtenances, as well as all damages sustained by Tenant or occupants of the Building due to any waste, misuse or neglect of the Premises, its fixtures and appurtenances by Tenant, except to the extent that the repair of such damage is covered by Landlord’s insurance as required hereunder to the extent that Landlord actually receives proceeds therefrom;

(vi)                              enter into a regular maintenance contract for janitorial services, including, but not limited to, trash removal, on a daily basis, such trash to be deposited in a dumpster in the Common Areas to be provided by Landlord; and

(vii)                           not commit waste.

If Tenant fails to perform any of the aforementioned services and does not cure such deficiency within three (3) days after written notice from Landlord, Landlord shall have the right to perform such service(s) and Tenant shall reimburse Landlord for the costs incurred by Landlord for such services, as additional rent, together with interest at the Default Rate.

In addition Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed under Applicable Laws.  Landlord reserves the right to prescribe the weight and position of all heavy equipment brought onto the Premises and prescribe any reinforcing required under the circumstances, all such reinforcing to be at Tenant’s expense.

Notwithstanding anything herein to the contrary, Landlord shall: (i) procure a maintenance contract for the HVAC system that is currently installed and serving the Premises and Tenant shall reimburse Landlord for the costs of such contract, such amounts due and owing on a quarterly basis within thirty (30) days following receipt of an invoice from Landlord;  (ii) maintain, at Tenant’s sole cost and expense, the mechanical systems, electrical systems and plumbing facilities currently installed and serving the Premises, such amounts due and owing by Tenant within thirty (30) days following receipt of an invoice from Landlord and (iii) repair and/or replace the HVAC system referenced in subsection (iiii) above, at Tenant’s sole cost and expense, such amounts due and owing by Tenant within thirty (30) days following receipt of an invoice from Landlord.

The parties acknowledge that the fire suppression systems, the air handling equipment, the Liebert UPS equipment and the Liebert PDU equipment (collectively, the “DB Equipment”), requires periodic preventive maintenance.  Within sixty (60) days prior to the expiration of the Term, Landlord shall engage a third party contractor to evaluate the DB Equipment.  In the event any of the DB Equipment is not in good order and condition as determined by the third party contractor, Tenant shall either (i) repair the applicable DB Equipment prior to the expiration of the Term or (ii) remove the applicable DB Equipment at the expiration of the Term.

11.2                           Landlord’s Repairs.  Except for the repairs and replacements that Tenant is required to make pursuant to Section 11.1 above, Landlord shall make all other repairs and replacements to the Premises, Common Areas and Building (including Building fixtures and equipment) as shall be reasonably deemed necessary to maintain the Building in a condition comparable to other first class suburban office buildings in the Baltimore-Washington corridor area.  This maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems such as mechanical, electrical, multi-tenant HVAC, and plumbing.  The costs associated with such repairs shall be deemed a part of Building Expenses; provided, however, that costs of all of such repairs which would be considered capital in nature under generally accepted accounting principles shall be paid by Landlord.  There shall be no allowance to Tenant for a diminution of rental value, no abatement of rent, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs or performing maintenance as provided for herein.

11.3                           Time for Repairs.  Repairs or replacements required pursuant to Section 11.1 and 11.2 above shall be made within a reasonable time (depending on the nature of the repair or replacement needed - generally no more than fifteen (15) days) after receiving notice or having actual knowledge of the need for a repair or replacement.

11.4                           Surrender of the Premises.  Upon the termination of this Lease, without the need for prior notice from Landlord, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:

(i)                                     ordinary wear and tear;

(ii)                                  damage by the elements, fire, and other casualty unless Tenant would be required to repair under the provisions of this Lease;

(iii)                               damage arising from any cause not required to be repaired or replaced by Tenant; and

(iv)                              alterations as permitted by this Lease unless consent was conditioned on their removal.

On surrender Tenant shall remove from the Premises its personal property, trade fixtures and any alterations required to be removed pursuant to the terms of this Lease and repair any damage to the Premises caused by this removal.  Any items not removed by Tenant as required above shall be considered abandoned.  Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal.

12.                             Conduct on Premises.  Tenant shall not do, or permit anything to be done in the Premises, or bring or keep anything therein which shall, in any way, increase the rate of fire insurance on the Building, or invalidate or conflict with the fire insurance policies on the Building, fixtures or on property kept therein, or obstruct or interfere with the rights of Landlord or of other tenants, or in any other way injure or annoy Landlord or the other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with Applicable Laws, or the Maryland Fire Underwriters Rating Bureau.  Tenant agrees that any increase of fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or carelessness or the willful action of Tenant, Tenant’s employees, agents, servants, or invitees shall, as they accrue be added to the rent heretofore reserved and be paid as a part thereof; and Landlord shall have all the rights and remedies for the collection of same as are conferred upon Landlord for the collection of rent provided to be paid pursuant to the terms of this Lease.

13.                             Insurance.

13.1                           Tenant’s Insurance.  Tenant shall keep in force at its own expense, so long as this Lease remains in effect, (a) public liability insurance, including insurance against assumed or contractual liability under this Lease, with respect to the Premises, to afford protection with limits, per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for only a reasonable deductible, (b) all-risk property and casualty insurance, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s personal property in the Premises and all improvements and installed in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise, such insurance to provide for only a reasonable deductible, (c) if, and to the extent, required by law, workmen’s compensation or similar insurance offering statutory coverage and containing statutory limits, (d) insurance of all plate and other interior glass in the Premises for and in the name of Landlord, and (e) business interruption insurance in an amount sufficient to reimburse Tenant for loss of earnings attributable to prevention of access to the Building or the Premises for a period of at least twelve (12) months.  Such policies shall be maintained in companies and in form reasonably acceptable to Landlord and shall be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry.  Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Commencement Date, which policies shall name Landlord or its designee and, at the request of Landlord, its mortgagees, as additional insured and shall also contain a provision stating that such policy or policies shall not be canceled except after thirty (30) days’ written notice to Landlord or its designees.  All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. Any insurance required of Tenant hereunder may be furnished by Tenant under a blanket policy carried by it, provided that such blanket policy shall contain an endorsement that names Landlord as an additional insured, specifically references the Premises, and guarantees a minimum limit available for the Premises equal to or greater than the insurance amounts required under this Article.

In addition to the foregoing insurance coverage, Tenant shall require any contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, a non-deductible (i) comprehensive general liability insurance policy, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Hundred Thousand Dollars ($200,000.00), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for no deductible, and (ii) workmen’s compensation insurance or similar insurance in form and amounts as required by law.

In the event of damage to or destruction of the Premises and the termination of this Lease by Landlord pursuant to Section 18 herein, Tenant agrees that it shall pay Landlord all of its insurance proceeds relating to improvements made in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 35, Section 10, or otherwise.  If Tenant fails to comply with its covenants made in this Section, if such insurance would terminate or if Landlord has reason to believe such insurance is about to be terminated, Landlord may at its option cause such insurance as it in its sole judgment deems necessary to be issued, and in such event Tenant agrees to pay promptly upon Landlord’s demand, as additional rent the premiums for such insurance.

13.2                           Landlord’s Insurance.  Landlord shall keep in force at its own expense (a)

contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of Two Million Dollars ($2,000,000.00) for personal injuries or death of persons occurring in or about the Building and Premises, and (b) all-risk property and casualty insurance written at replacement cost value covering the Building and all of Landlord’s improvements in and about same.

13.3                           Waiver of Subrogation.  Each party hereto waives claims arising in any manner in its favor and against the other party and agrees that neither party hereto shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Building, the Premises or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, or against liability on or about the Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage as was required to be covered by insurance carried pursuant to this Lease.  Landlord shall cause each insurance policy carried by it insuring against liability on or about the Building or insuring the Premises and the Building or income resulting therefrom against loss by fire or any of the casualties covered by the all-risk insurance carried by it hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policies.  Tenant shall cause each insurance policy carried by it insuring against liability or insuring the Premises (including the contents thereof and Tenant’s Improvements installed therein by Tenant or on its behalf) against loss by fire or any of the casualties covered by the all-risk insurance required hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by such policies.

14.                             Rules and Regulations.  Tenant shall be bound by the rules and regulations set forth on the schedule attached hereto as Exhibit “B” and made a part hereof.  Landlord shall have the right, from time to time, to issue additional or amended rules and regulations regarding the use of the Building, so long as the rules shall be reasonable and non-discriminatory between tenants and shall not materially or adversely affect Tenant’s use of the Premises.   When so issued the same shall be considered a part of this Lease and Tenant covenants that the additional or amended rules and regulations shall likewise be faithfully observed by Tenant, the employees of Tenant and all persons invited by Tenant into the Building, provided, that the additional or amended rules are made applicable to all office tenants similarly situated as Tenant.  Landlord shall not be liable to Tenant for the violation of any of the rules and regulations, or the breach of any covenant or condition in any lease, by any other tenant in the Building.

15.                             Mechanics’ Liens.  Tenant shall not do or suffer to be done any act, matter or thing whereby Tenant’s interest in the Premises, or any part thereof, may be encumbered by any mechanics’ lien.  Tenant shall discharge or bond off, within ten (10) days after the date of filing, any mechanics’ liens filed against Tenant’s interest in the Premises, or any part thereof, purporting to be for labor or material furnished or to be furnished to Tenant.  Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no mechanics’ or other lien for labor or materials shall attach to or affect the reversionary or other estate or interest of Landlord in and to the Premises, or the Property.

16.                             Tenant’s Failure to Repair.  In the event that Tenant fails after reasonable prior written notice from Landlord, to keep the Premises in a good state of condition and repair pursuant to Section 11 above, or to do any act or make any payment required under this Lease or otherwise fails to comply herewith, Landlord may, at its option (but without being obliged to do so) immediately, or at any time thereafter and without notice, perform the same for the account of Tenant, including the right to enter upon the Premises at all reasonable hours to make such repairs, or do any act or make any payment or compliance which Tenant has failed to do, and upon demand, Tenant shall reimburse Landlord for any such expense incurred by Landlord including but not limited to any costs, damages and counsel fees.  Any moneys expended by Landlord, as aforesaid, shall be deemed additional rent, collectible as such by Landlord.  All rights given to Landlord in this Section shall be in addition to any other right or remedy of Landlord herein contained.

17.                             Property — Loss, Damage.  Landlord, its agents and employees shall not be liable to Tenant for (i) any damage or loss of property of Tenant placed in the custody of persons employed to provide services for or stored in or about the Premises and/or the Building, unless such damage or loss is the result of the negligence of Landlord, (ii) any injury or damage to persons, property or the business of Tenant resulting from a latent defect in or material change in the condition of the Building, and (iii) interference with the light, air, or other incorporeal hereditaments of the Premises.

18.                             Destruction — Fire or Other Casualty.  In case of partial damage to the Premises by fire or other casualty insured against by Landlord, Tenant shall give immediate notice thereof to Landlord, who shall thereupon cause damage to all property owned by it to be repaired with reasonable speed at expense of Landlord, to the extent of insurance proceeds actually received by Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay on account of “labor troubles” or any other cause beyond Landlord’s control, and to the extent that the Premises is rendered untenantable the rent shall proportionately abate from the date of such casualty, provided the damage above mentioned occurred without the fault or neglect of Tenant, Tenant’s servants, employees, agents or visitors.  If such partial damage is due to the fault or neglect of Tenant, or Tenant’s servants, employees, agents, or invitees, the damage shall be repaired by Landlord to the extent of Landlord’s insurance coverage, but there shall be no apportionment or abatement of rent.  In the event fifty percent (50%) or more of the floor area of the Building is rendered untenantable or the cost to repair the Building shall amount to more than fifty percent (50%) of the cost of replacement thereof,  and Landlord shall decide not to repair or rebuild the Building, this Lease, at the option of Landlord, shall be terminated upon written notice to Tenant and the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time and conditional limitation upon the third day after such notice is mailed, and Tenant shall thereupon vacate the Premises and surrender the same to Landlord, but no such termination shall release Tenant from any liability to Landlord arising from such damage or from any breach of the obligations imposed on Tenant hereunder, or from any obligations accrued hereunder prior to such termination.  In addition, in the event that (a) Landlord fails to notify Tenant of the estimated time to complete the restoration within thirty (30) days after the casualty, (b) Landlord estimates that its repairs will take more than two hundred ten (210) days for any areas of the Premises or (c) Tenant is actually deprived of the use of all or any substantial portion of the Premises for a period in excess of two hundred ten (210) days, Tenant shall have the right, by written notice to Landlord to terminate this Lease as of the date of the casualty, provided that Tenant gives its notice within (45) days after the date of the casualty in the case of subparagraph (a) above, within thirty (30) days after receipt of Landlord’s notice of the estimated time to complete the restoration or repair in the case of subparagraph (b) above, or within thirty (30) days after failing to meet the deadline set forth in subparagraph (c) above.  If Tenant fails to exercise its termination rights strictly in accordance with the foregoing provision, this Lease shall remain in full force and effect.  Additionally, if Landlord tenders exclusive possession of the entire Premises, with repairs complete, prior to the expiration of the 30-day notice period for subparagraph (c), then Tenant’s termination notice shall be abrogated, and this Lease shall remain in full force and effect.

Notwithstanding the foregoing, if the casualty occurs during the final eighteen (18) months of the Term, and (a) Landlord estimates that its repairs will take more than one hundred twenty (120) days for any area of the Premises or (b) Tenant is actually deprived of the use of all or any substantial portion of the Premises for a period in excess of one hundred twenty (120) days, Tenant shall have the right, by written notice to Landlord to terminate this Lease as of the date of the casualty, provided that Tenant gives its notice within thirty (30) days after receipt of Landlord’s notice of the estimated time to complete the restoration or repair in the case of subparagraph (a) above, or within thirty (30) days after failing to meet the deadline set forth in subparagraph (b) above.  If Tenant fails to exercise its termination rights strictly in accordance with the foregoing provision, this Lease shall remain in full force and effect.  Additionally, if Landlord tenders exclusive possession of the entire Premises, with repairs complete, prior to the expiration of the 30-day notice period for subparagraph (b), then Tenant’s termination notice shall be abrogated, and this Lease shall remain in full force and effect.

19.                             Eminent Domain.  If (1) the whole or more than fifty percent (50%) of the floor area of the Premises shall be taken or condemned by Eminent Domain for any public or quasi-public use or purpose, and either party shall elect, by giving written notice to the other, or (2) more than twenty-five percent (25%) of the floor area of the Building shall be so taken, and Landlord shall elect, in its sole discretion, by giving written notice to Tenant, any written notice to be given not more than sixty (60) days after the date on which title shall vest in such condemnation proceeding, to terminate this Lease, then, in either such event, the Term of this Lease shall cease and terminate as of the date of title vesting.  In case of any taking or condemnation, whether or not the Term of this Lease shall cease and terminate, the entire award shall be the property of Landlord, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award, except that Tenant shall be entitled to claim, prove and receive in the proceedings such awards as may be allowed for moving expenses, loss of profit and fixtures and other equipment installed by it which shall not, under the terms of this Lease, be or become the property of Landlord at the termination hereof, but only if such awards shall be made by the condemnation, court or other authority in addition to, and be stated separately from, the award made by it for the Property or part thereof so taken.

20.                             Assignment.  So long as Tenant is not in default of any of the terms and conditions hereof, and further provided that Tenant has fully and faithfully performed all of the terms and conditions of this Lease, Landlord shall not unreasonably withhold its consent to an assignment of this Lease or sublease of the Premises for any of the then remaining portion of the unexpired Term provided:  (i) the net assets of the assignee or sublessee shall be reasonably acceptable to Landlord; (ii) in the event of an assignment, such assignee shall assume in writing all of Tenant’s obligations under this Lease; (iii) in the event of a sublease, such sublease shall in all respects be subject to and in conformance with the terms of this Lease; and (iv) in all events Tenant continues to remain liable on this Lease for the performance of all terms, including but not limited to, payment of all rent due hereunder.  Landlord and Tenant acknowledge and agree that it shall not be unreasonable for Landlord to withhold its consent to an assignment if in Landlord’s reasonable business judgment, the assignee lacks sufficient business experience or net worth to successfully operate its business within the Premises in accordance with the terms, covenants and conditions of this Lease.  If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further observance and performance by Tenant of the covenants herein contained.  In addition, in the event of a proposed assignment, Landlord shall have the right, but not the obligation, to terminate this Lease by giving Tenant thirty (30) days’ advance written notice (“Landlord’s Termination Notice”); provided, however, that Tenant shall have the right to abrogate Landlord’s Termination Notice by notifying Landlord within ten (10) days after receipt of Landlord’s Termination Notice of the withdrawal of the request for consent to the assignment.  For purposes of the foregoing, a transfer by operation of law or transfer of a controlling interest in Tenant as same exists as of the date hereof, shall be deemed to be an assignment of this Lease.  No assignment or sublease, regardless of whether Landlord’s consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations nor shall the same be deemed to release any person guaranteeing the obligations of Tenant hereunder from their obligations as guarantor.  Landlord’s acceptance of any name submitted by Tenant, an agent of Tenant, or anyone acting by, through or under Tenant for the purpose of being listed on the Building directory will not be deemed, nor will it substitute for, Landlord’s consent, as required by this Lease, to any sublease, assignment, or other occupancy of the Premises by anyone other than Tenant or Tenant’s employees.  Any profit or additional consideration or rent in excess of the Base Rent or additional rent payable by Tenant hereunder which is payable to Tenant as a result of any assignment or subletting shall be paid to Landlord as additional rent when received by Tenant.  All the foregoing notwithstanding, Tenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of the Premises or any portion thereof, which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person or entity from the property leased, used, occupied or utilized. Any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of any part of the Premises. Any consent by

Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant with the provisions of this Section 20.  In no event shall the proposed assignee or sublessee be occupying other space in the Building, nor shall it be a prospective tenant either then negotiating with Landlord or has negotiated with Landlord for premises within the prior six (6) month period.  Landlord hereby consents to the Deli Lease and to a future deli sublease with McGyver’s if requested; provided, however, that Tenant shall be bound by all of the terms and conditions of this Section 20 in the event such Deli Lease expires or is terminated and Tenant wishes to enter into any additional subleases or assignments, other than a deli sublease with McGyver’s, regardless of whether such sublease or assignment is to another food provider.  If Tenant enters into a deli sublease with McGyver’s, Tenant shall provide Landlord at least ten (10) days’ prior written notice, along with a true and correct copy of the sublease.

Notwithstanding the foregoing, without the consent and approval of Landlord, Tenant shall have the right to assign or sublease the Premises or any portion thereof without Landlord’s consent (however, Tenant shall endeavor to provide ten (10) days’ prior written notice thereof along with a true and complete copy of the sublease or assignment document) to any subsidiary or affiliate of Tenant or in the event of a merger or a sale of all or substantially all of the Tenant’s assets, and in any event shall notify Landlord in writing within thirty (30) days of the effective date of such assignment or sublease.  For the purposes hereof, “affiliate” shall mean an entity or individual that controls, is controlled by or is under the common control with Tenant. Tenant shall remain liable under the terms hereof if Tenant exercises its rights under this paragraph to the extent it survives such corporate event.

21.                             Default; Remedies; Bankruptcy of Tenant.  Any one or more of the following events shall constitute an “Event of Default” hereunder, at Landlord’s election:  (a) the sale of Tenant’s interest in the Premises under attachment, execution or similar legal process or, the adjudication of Tenant as a bankrupt or insolvent, unless such adjudication is vacated within thirty (30) days; (b) the filing of a voluntary petition proposing the adjudication of Tenant (or any guarantor of Tenant’s obligations hereunder) as a bankrupt or insolvent, or the reorganization of Tenant (or any such guarantor), or an arrangement by Tenant (or any such guarantor) with its creditors, whether pursuant to the Federal Bankruptcy Code or any similar federal or state proceeding, unless such petition is filed by a party other than Tenant (or any such guarantor) and is withdrawn or dismissed within thirty (30) days after the date of its filing; (c) the admission, in writing, by Tenant (or any such guarantor) of its inability to pay its debts when due; (d) the appointment of a receiver or trustee for the business or property of Tenant (or any such guarantor), unless such appointment is vacated within thirty (30) days of its entry; (e) the making by Tenant (or any such guarantor) of an assignment for the benefit of its creditors, or if, in any other manner, Tenant’s interest in this Lease shall pass to another by operation of law; (f) the failure of Tenant to pay any rent, additional rent or other sum of money when due and such failure continues for a period of ten (10) days after receipt of written notice that the same is past due hereunder; (g) if Tenant fails to pay any rent or additional rent when due after Landlord shall have given Tenant written notice with respect to such non-payment twice in any twelve (12) month period as provided in subsection (f) above;; and (h) the default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default is not cured within thirty (30) days after the giving of notice thereof by Landlord, unless such default is of such nature that it cannot be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same.

Upon the occurrence and continuance of an Event of Default, Landlord, with such notice to Tenant as provided for by law or as expressly provided for herein, may do any one or more of the following:  (a) sell, at public or private sale, all or any part of the goods, chattels, fixtures and other personal property belonging to Tenant which are or may be put into the Premises during the Term, whether or not exempt from sale under execution or attachment (it being agreed that the property shall at all times be bound with a lien in favor of Landlord and shall be chargeable for all rent and for the fulfillment of the other covenants and agreements herein contained), and apply the proceeds of such sale, first, to the payment of all costs and expenses of conducting the sale or caring for or storing the property; second, toward the payment of any indebtedness, including, without limitation, indebtedness for rent, which may be or may become due from

Tenant to Landlord; and third, to pay Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid; (b) perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together, with interest thereon at the Default Rate, from the date of such expenditure, shall be deemed additional rent and shall be payable by Tenant to Landlord upon demand; (c) elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant in which event Tenant shall be liable for an amount equal to the sum of Base Rent, additional rent,  other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Event of Default, and all reasonable costs, fees and expenses, including, but not limited to, attorneys’ fees, incurred by Landlord in pursuit of its remedies hereunder, such total amount to be paid, at Landlord’s election, either in a one-time lump sum payment, discounted to present value, using a discount rate of 12%, or in monthly installments, in advance on the first day of each calendar month following termination of this Lease and continuing until the date on which the Term would have expired but for such termination, and on notice reenter the Premises, by summary proceedings or otherwise, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost and for the account of Tenant, without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; and also the right, but not the obligation, to re-let the Premises for any unexpired balance of the Term, and collect the rent therefor.  In the event of such re-letting by Landlord, the re-letting shall be on such terms, conditions and rental as Landlord may deem proper, and the proceeds that may be collected from the same, less the expense of re-letting (including reasonable leasing fees and commissions and reasonable costs of renovating the Premises), shall be applied upon Tenant’s rental obligation as set forth in this Lease for the unexpired portion of the Term.  Tenant shall be liable for any balance that may be due under this Lease, although Tenant shall have no further right of possession of the Premises; and (d) exercise any other legal or equitable right or remedy which it may have at law or in equity.  Notwithstanding the provisions of clause (b) above and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by the failure to take rapid action, or if the unperformed obligation of Tenant constitutes an emergency.  In the event Landlord elects to collect damages in clause (c) above on a monthly basis, any suit or action brought to collect any such damages for any month shall not in any manner prejudice the right of Landlord to collect any such damages for any subsequent month by a similar proceeding.

TO THE EXTENT PERMITTED BY LAW, TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS OF REDEMPTION, GRANTED BY OR UNDER ANY PRESENT OR FUTURE LAWS IN THE EVENT OF TENANT’S BEING EVICTED OR DISPOSSESSED FOR ANY CAUSE, OR IN THE EVENT OF LANDLORD’S OBTAINING POSSESSION OF THE PREMISES, BY REASON OF THE VIOLATION BY TENANT OF ANY OF THE COVENANTS AND CONDITIONS OF THIS LEASE, OR OTHERWISE. LANDLORD AND TENANT HEREBY EXPRESSLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER PARTY ON ANY AND EVERY MATTER, DIRECTLY OR INDIRECTLY ARISING OUT OF OR WITH RESPECT TO THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATIONSHIP OF LANDLORD AND TENANT, THE USE AND OCCUPANCY BY TENANT OF THE PREMISES, ANY STATUTORY REMEDY AND/OR CLAIM OF INJURY OR DAMAGE REGARDING THIS LEASE.

Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in enforcing any of its rights or remedies under this Lease shall be deemed to be additional rent and shall be repaid to Landlord by Tenant upon demand.

Notwithstanding any of the other provisions of this Lease, in the event Tenant shall voluntarily or involuntarily come under the jurisdiction of the Federal Bankruptcy Code and thereafter Tenant or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall have the power and so using same determine to assign this Lease,

Tenant agrees that (i) Tenant or its trustee shall provide to Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment and (ii) “adequate assurance of future performance” under this Lease, as that term is generally defined under the Federal Bankruptcy Code, shall be provided to Landlord by Tenant and its assignee as a condition of the assignment.

Notwithstanding anything to the contrary contained herein, Tenant shall be considered in “Habitual Default” of this Lease upon (a) Tenant’s failure, on three (3) or more occasions during any twelve month period to pay by the sixth (6th) day of the applicable month any installment of Base Rent, additional rent or any other sum required by the terms of this Lease, or upon (b) Tenant’s failure, on three (3) or more occasions during any twelve month period to comply with any term, covenant or condition of this Lease after written notice by Landlord to Tenant.  Upon the occurrence of an event of Habitual Default on the part of Tenant, then without limiting any other rights or remedies to which Landlord may be entitled as a result of such defaults:  (i) Tenant shall immediately be deemed to have relinquished any and all options or rights granted, or to be granted, to Tenant under the terms of this Lease or any amendment hereto (including, without limitation, rights of renewal, rights to terminate, rights of first offer or rights of first refusal); and (ii) in the event of a monetary event of Habitual Default, Tenant shall thereafter pay all Base Rent and additional rent and other sums whatsoever due under this Lease in cash, by money order or by certified check or cashier’s check.

22.                             Intentionally Deleted.

23.                             Services and Utilities.  Landlord shall provide the following listed services and utilities, namely:

(a)                                  heating, ventilation, and air conditioning (“HVAC”) for the Premises during “Normal Business Hours” (as defined below) to maintain temperatures for comfortable use and occupancy;

(b)                                 electric energy in accordance with Section 24 following;

(c)                                  automatic passenger elevators providing adequate service leading to the floor on which the Premises is located;

(d)                                 hot and cold water sufficient for drinking, lavatory toilet and ordinary cleaning purposes from fixtures either within the Premises (if provided pursuant to this Lease) or on the floor on which the Premises is located;

(e)                                  extermination and pest control when and if necessary; and

(f)                                    maintenance of Common Areas in a manner comparable to other first class suburban office buildings in the Baltimore-Washington corridor.

Notwithstanding the foregoing, if at any time during the Term, Landlord shall, after reasonable investigation determine that trash and similar waste generated by Tenant and/or emanating from the Premises is in excess of that of other standard office tenants within the Building leasing a premises of the same or similar size to that of the Premises, Landlord shall bill Tenant and Tenant shall pay to Landlord as additional rent hereunder within thirty (30) days of the date of Landlord’s invoice for the same, those costs and expenses of trash removal which are reasonably attributable to such excess trash and similar waste generated by Tenant and/or emanating from the Premises.  “Normal Business Hours” as used herein is defined from 8:00 a.m. to 6:00 p.m. on business days and from 8:00 a.m. to 1:00 p.m. on Saturdays.  Landlord shall have no responsibility to provide any services under (a) above except during Normal Business Hours unless arrangements for after-hours services have been made pursuant to terms and conditions acceptable to Landlord and embodied in a separate written agreement between Landlord and Tenant.  To the extent Tenant requires after-hours HVAC services, Landlord shall provide at no cost to Tenant. The parties acknowledge that the cooling tower at the Building operates twenty-four hours per day, seven days a week and that any such operation after Normal

Business Hours is solely for the use and benefit of Tenant.  Landlord reserves the right to stop service of the HVAC, elevator, plumbing and electric systems, when necessary, by reason of accident, or emergency, or for repairs, alterations, replacements, or improvements, which in the judgment of Landlord are desirable or necessary to be made, until the repairs, alterations, replacements, or improvements shall have been completed.  Landlord shall have no responsibility or liability for failure to supply HVAC, elevator, plumbing, cleaning, and electric service, during the period when prevented from so doing by laws, orders, or regulations of any Federal, State, County or Municipal authority or by strikes, accidents or by any other cause whatsoever beyond Landlord’s control.  Landlord’s obligations to supply HVAC are subject to applicable laws and regulations as to energy conservation and other such restrictions.  In the event that Tenant should require supplemental HVAC for the Premises, any maintenance repair and/or replacement required for such supplemental service shall be performed by Landlord but the cost of such maintenance repair and/or replacement (including labor and materials) shall be paid by Tenant as additional rent.

All utility and other services to and for the Premises, including, without limitation, HVAC services, will be available twenty-four (24) hours a day, seven (7) days a week (provided that if Tenant requires HVAC outside of the Normal Business Hours, Landlord shall have the right to charge Tenant as described above), and Tenant will have access to the Premises twenty-four (24) hours a day, seven (7) days a week.

In the event of any interruption of services and utilities, Landlord shall use commercially reasonable efforts to promptly restore such services and utilities.  If Landlord fails to provide any service or utilities that Landlord is obligated to provide or make under this Lease, and such failure is not the result of any reason listed in Section 27 herein, and as a result thereof, Tenant shall be not able to use all or any portion of the Premises and does not in fact use all or any portion of the Premises for a period of five (5) consecutive business days or more after notice thereof to Landlord then, except as provided herein with respect to casualty, Tenant shall be entitled to abate Base Rent and additional rent, such abatement commencing as of the sixth (6th) business day after which any of the foregoing services have been stopped and shall continue to be abated until such time as the applicable service have been restored.

24.                                 Electric Current.  Landlord has supplied or will supply the Premises with the necessary lines to provide electric service to the Premises for normal office and data center operations, as well as separate meters so that Tenant’s consumption of electric power can be separately measured and charged to Tenant.  Tenant shall pay all charges (including meter installation and adjustment) for electric and similar utilities or services so supplied directly to the utility company supplying same when due and before penalties or late charges on same shall accrue. Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which electric and similar utilities are supplied to, distributed in or serve the Premises.  If Tenant desires to install any equipment which shall require additional electric or similar facilities of a greater capacity than as provided by Landlord, such installation shall be subject to Landlord’s prior written approval of Tenant’s plans and specifications therefor, which approval shall not be unreasonably withheld.  If such installation is approved by Landlord, all costs for providing such additional electrical and similar facilities shall be paid by Tenant.

25.                                 Telephone and Telecommunications.  Landlord has arranged for the installation of telephone service within the Building to the ground floor telephone utility closet and conduit to the ground floor telephone and electrical riser closets. Tenant shall be responsible for contacting the utility company supplying the telephone service and arranging to have such telephone facilities as it may desire to be extended and put into operation in the Premises, including without limitation, obtaining a low voltage permit for phone and data wiring. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant.  All costs related to installation and the provision of such service shall be borne and paid for directly by Tenant.  Upon request by Landlord, Tenant, at Tenant’s expense, shall remove the telephone facilities at the expiration or sooner termination of the Term.  Tenant shall obtain the requisite permit and complete the ceiling work in cooperation with Landlord in order not to interfere with or delay the completion of the Tenant Improvements by Landlord pursuant to Section 35, including, without limitation, the closing of the ceiling and the carpet installation, if applicable.  Landlord will allow Tenant access for wiring, including electric, data and telecom, within the Building’s public areas and designated chases, but will not guarantee access of the wiring through another tenant’s space. Tenant, at Tenant’s expense, shall be responsible for the relocation and its associated costs, if requested, of any data, telecom or electrical wiring that runs through another tenant’s space, including the plenum area or otherwise.

In the event Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building at such time Tenant wishes to install its telecommunications equipment serving the Premises (“Provider”), no such Provider shall be permitted to install its lines or other equipment without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Prior to the commencement of any work in or about the Building by the Provider, the Provider shall agree to abide by such rules and regulations, job site rules, and such other requirements as reasonably determined by Landlord to be necessary to protect the interest of the Building and Property, the other tenants and occupants of the Building and Landlord, including, without limitation, providing security in such form and amount as reasonable determined by Landlord.  Each Provider must be duly licensed, insured and reputable.  Landlord shall incur no expense whatsoever with respect to any aspect of Provider’s provision of its services, including without limitation, the costs of installation, materials and service.

In addition, Landlord reserves exclusively to itself and its successors and assigns the right to install, operate, maintain, repair, replace and remove fiber optic cable and conduit and associated equipment and appurtenances within the Building and the Premises so as to provide telecommunications service to and for the benefit of tenants and other occupants of the Building.

26.                             Acceptance of Premises.  Tenant accepts the Premises in “as is,” “where is” condition as of the Effective Date.

27.                             Inability to Perform.  This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply, or is delayed in supplying, any service to be supplied by it under the terms of this Lease or is unable to make, or is delayed in making any repairs, additions, alterations, or decorations or is unable to supply, or is delayed in supplying, any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or any outside cause whatsoever including, but not limited to, governmental preemption in connection with a National Emergency, or by reason of any rule, order or regulation of any department or subdivision of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.  Similarly, Landlord shall not be liable for any interference with any services supplied to Tenant by others if such interference is caused by any of the reasons listed in this Section.  Nothing contained in this Section shall be deemed to impose any obligation on Landlord not expressly imposed by other sections of this Lease.

28.                             No Waivers.  The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant or option, but the same shall continue and remain in full force and effect.  The receipt by Landlord of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

29.                             Access to Premises and Change in Services.  Landlord shall have the right, without abatement of rent, to enter the Premises at any hour to examine the same, or to make such repairs and alterations as Landlord shall deem necessary for the safety and preservation of the Building, and also to exhibit the Premises to be let during the last six (6) months of the Term; provided, however, that except in the case of emergency such entry shall only be after notice first given to Tenant.  If, during the last month of the Term, Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may immediately enter and alter, renovate and redecorate the Premises, without elimination or abatement of rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease.  Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair, of the Building or any part thereof, other than as herein elsewhere expressly provided.  Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, stairs, toilets, elevators, or other public parts of the Building, and to change the name by which the Building is commonly known and/or its mailing address.

30.                             Estoppel Certificates.  Tenant agrees, at any time and from time to time, upon not less than ten (10) days’ prior request by Landlord to execute, acknowledge and deliver to Landlord an estoppel certificate substantially in the form attached hereto as Exhibit “D” or such other reasonable form requested by Landlord which certifies that this Lease is unmodified and in full force (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates through which the rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by third parties not a party to this Lease.

31.                             Subordination.  Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any mortgages, overleases, leasehold mortgages or other security interests now or hereafter a lien upon or affecting the Building or the Property or any part thereof.  Tenant shall, at any time hereafter, within ten (10) days after request from Landlord, execute a Subordination, Non-Disturbance Agreement substantially in the form of Exhibit “E” attached hereto and made a part hereof or any instruments or leases or other documents that may be required by any mortgage or mortgagee or overlandlord (herein a “Mortgagee”) for the purpose of subjecting or subordinating this Lease and the tenancy created hereunder to the lien of any such mortgage or mortgages or underlying lease, and the failure of Tenant to execute any such instruments, releases or documents shall constitute a default hereunder.

32.                             Attornment.  Tenant agrees that upon any termination of Landlord’s interest in the Premises, Tenant shall, upon request, attorn to the person or organization then holding title to the reversion of the Premises (the “Successor”) and to all subsequent Successors, and shall pay to the Successor all of the rents and other monies required to be paid by Tenant hereunder and perform all of the other terms, covenants, conditions and obligations in this Lease contained; provided, however, that if in connection with such attornment Tenant shall so request from such Successor in writing, such Successor shall execute and deliver to Tenant an instrument wherein such Successor agrees that as long as Tenant performs all of the terms, covenants and conditions of this Lease, on Tenant’s part to be performed, Tenant’s possession under the provisions of this Lease shall not be disturbed by such Successor.  In the event that the Mortgagee succeeds to the interest of Landlord hereunder and is advised by its counsel that all or any portion of the Base Rent or additional rent payable by Tenant hereunder is or may be deemed to be unrelated business income within the meaning of the United States Internal Revenue Code or regulations issued thereunder, Mortgagee, as Landlord, shall have the right at any time, from time to time, to notify Tenant in writing of the required changes to the Lease. Tenant shall execute all documents necessary to effect any such amendment within ten (10) days after written request from Mortgagee, as landlord, provided that in no event shall such amendment increase Tenant’s payment obligations or other liability under this Lease or reduce Landlord’s obligations hereunder.

33.                             Notices.  All notices and other communications to be made hereunder shall be in writing and shall be delivered to the addresses set forth below by any of the following means: (a) personal service or receipted courier service; (b) telecopying (if confirmed in writing sent by the methods specified in clauses (a), (c) or (d) of this Section), (c) registered or certified first class mail, return receipt requested, or (d) nationally-recognized overnight delivery service.  Such addresses may be changed by notice to the other parties given in the same manner as provided above.  Any notice or other communication sent pursuant to clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, if sent pursuant to subsection (c) shall be deemed received five (5) days following deposit in the mail and/or if sent pursuant to subsection (d) shall be deemed received the next succeeding business day following deposit with such nationally recognized overnight delivery service.

If to Landlord:	ATRIUM BUILDING, LLC
c/o Corporate Office Properties, L.P.
8815 Centre Park Drive, Suite 400
Columbia, Maryland 21045
Attn: General Counsel
Telecopier: 410-740—1174

If to Tenant:	At the Premises, Attn: Finance Team

With a copy to:	Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202-3282
Attn: Richard Rubin
Telecopier: (410) 332-8562.

Any party may designate a change of address by written notice to the above parties, given at least ten (10) days before such change of address is to become effective.

34.                             Intentionally Deleted.

35.                             Tenant’s Space.  Landlord shall deliver possession of the Premises to Tenant (“Delivery of Possession”) as of the Effective Date in “as-is,” “ where-is” condition.

35.1                           Tenant Improvements and Document Submission and Approval.  All liability and responsibility for the improvements of the Premises, which improvements shall be non-structural, including, by way of example, painting, carpeting, electrical wiring, signage, shall be the obligation, liability and responsibility of Tenant (the “Tenant Improvements”).  Tenant, at Tenant’s expense, shall perform the Tenant Improvements at any time after the Effective Date in accordance with the terms and conditions of this Lease; provided, however, that Tenant agrees to protect, indemnify and save Landlord harmless from any liability for damage to person or property occurring as a result of the Tenant Improvements being performed prior to the Commencement Date.  Tenant shall perform all Tenant Improvements in accordance with Section 10 of this Lease.

35.2                           Disbursement of Allowance.

35.2.1                  The Allowance shall be paid by Landlord to Tenant for amounts actually paid by Tenant in connection with the Tenant Improvements to Tenant’s vendors, suppliers or contractors, provided that Landlord shall have received (i) a certificate signed by Tenant setting forth (a) that the sum then requested was paid by Tenant to contractors, subcontractors, materialmen, engineers and other persons who have rendered services or furnished materials in connection with work on the Tenant Improvements, (b) a complete description of such services and materials and the amounts paid or to be paid to each of such persons in respect thereof, and (c) that the work described in the certificate was performed any time after June 1, 2003 and (ii) paid receipts or such other proof of payment as Landlord shall reasonably require for all such work completed.  Landlord shall reimburse Tenant within thirty (30) days after Landlord’s receipt of a written request for reimbursement from Tenant and shall debit the Allowance therefor.  Upon completion of the Tenant Improvements, Tenant shall provide Landlord a copy of a final unconditional lien waivers satisfactory to Landlord executed by any contractors or subcontractors for whose labor or material Tenant has previously been reimbursed pursuant to this Section 35.

35.2.2                  Tenant shall have the right to receive disbursements of the Allowance no more than five (5) times following the Effective Date of this Lease (the “FiveDisbursements”).  If Tenant does not fully utilize the Allowance within the Five Disbursements, Tenant shall forfeit the remainder of the Allowance and shall receive no credit therefor.

35.2.3                  Tenant shall bear any costs to complete the Tenant Improvements in excess of the Allowance or to the extent such Tenant Improvements are completed after the Five Disbursements.

36.                             Quiet Enjoyment.  Tenant, upon the payment of rent and the performance of all the terms of this Lease, shall at all times during the Term peaceably and quietly enjoy the Premises without any disturbance from Landlord or any other person claiming through Landlord.

37.                             Vacation of Premises.  Tenant shall vacate the Premises at the end of the Term.  If Tenant fails to vacate at such time there shall be payable to Landlord an amount equal to one hundred fifty percent (150%) of the monthly Base Rent stated in Section 1.1.6 paid immediately prior to the holding over period for each month or part of a month that Tenant holds over, plus all other payments provided for herein, and the payment and acceptance of such payments shall not constitute an extension or renewal of this Lease.  In event of any such holdover, Landlord shall also be entitled to all remedies provided by law for the speedy eviction of tenants, and to the payment of all attorneys’ fees and expenses incurred in connection therewith.

38.                             Members’ Liability.  It is understood that the Owner of the Building is a Maryland limited liability company.  All obligations of the Owner hereunder are limited to the net assets of the Owner from time to time.  No member of Owner, or of any successor partnership, whether now or hereafter a member, shall have any personal responsibility or liability for the obligations of Owner hereunder.

39.                             Separability.  If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

40.                                 Indemnification.  Tenant shall indemnify and hold harmless Landlord and all of its and their respective partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

(i)                                     the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Premises during the Term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises;

(ii)                                  any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors;

(iii)                               any accident, injury or damage whatever occurring in, at or upon the Premises; and

(iv)                              any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease;

together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.

In case any action or proceeding is brought against Landlord and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section 40, Tenant, upon notice from Landlord shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord).  The obligations of Tenant under this Section shall survive termination of this Lease.

41.                                 Captions  All headings anywhere contained in this Lease are intended for convenience or reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

42.                             Brokers.  Tenant represents that Tenant has dealt directly with, only with, the Broker as broker in connection with this Lease, and Tenant warrants that no other broker negotiated this Lease or is entitled to any commissions in connection with this Lease.  Landlord shall pay the Broker pursuant to the terms of a separate written agreement by and between Landlord and Broker.

43.                             Recordation.  Tenant covenants that it shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion, record this Lease or any memorandum of this Lease or offer this Lease or any memorandum of this Lease for recordation.  If at any time Landlord or any mortgagee of Landlord’s interest in the Premises shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Landlord’s expense.  If at any time Tenant shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Tenant’s expense.  If the recordation of this Lease or any memorandum of this Lease shall be required by any valid governmental order, or if any government authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes or documentary stamp taxes, or both transfer taxes and documentary stamp taxes on this Lease or any memorandum of this Lease, Tenant shall execute such acknowledgments as may be necessary to effect such recordations and pay, upon request of Landlord, one half of all recording fees, transfer taxes and documentary stamp taxes payable on, or in connection with this Lease or any memorandum of this Lease or such recordation.

44.                                 Successors and Assigns.  The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns (subject, however, to the terms of Section 20 hereof).

45.                                 Integration of Agreements.  This writing is intended by the Parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the Parties are incorporated.  No course of prior dealings between the Parties or their affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease.  Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the Parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease.  Other than as specifically set forth in this Lease, no representations, understandings, or agreements have been made or relied upon in the making of this Lease.

46.                                 Hazardous Material; Indemnity. Tenant further agrees to the following:

46.1                           As used in this Lease, the following terms shall have the following meanings:

46.1.1                  “Environmental Laws” shall mean all federal, state or local statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, authorizations, agreements, ordinances, administrative or judicial rulings or similar items relating to the protection of the environment or the protection of human health, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, Releases or Threats of Releases (as defined below) of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to storage tanks.

46.1.2                  “Hazardous Materials” shall mean (i) any substance, gas, material or chemical which is defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, “hazardous wastes” under any federal, state or local statute, law, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9061 et seq. (“CERCLA”); the Hazardous

Materials Transportation Act, as amended 49 U.S.C. §§1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901, et seq.; (ii) radon gas in excess of four (4) picocuries per liter, friable asbestos, urea formaldehyde foam insulation, petroleum products, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; and (iii) any other substance, gas, material or chemical, exposure to or release of which is prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that asserts or may assert jurisdiction over the Premises,  the Building or the Property.

46.1.3                  “Hazardous Materials Inventory” shall mean a comprehensive inventory of all Hazardous Materials used, generated, stored, treated or disposed of by Tenant at the Premises.

46.1.4                  “Losses” shall mean all claims, liabilities, obligations, losses (including, without limitation, diminution in the value of the Premises, the Building, or the Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, the Building and/or the Property, damages arising from any adverse impact on marketing of space), damages, penalties, fees, actions, judgments, lawsuits, costs, expenses, disbursements, orders or decrees, including, without limitation, attorneys’ and consultants’ fees and expenses.

46.1.5                  “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to and affecting the Premises, the Building or the Property.

46.1.6                  “Threat of Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to and affecting the Premises, the Building or the Property.

46.2                           Tenant shall not generate, use, manufacture, recycle, handle, store, place, transport, treat, discharge or dispose of any Hazardous Materials at, on, in or near the Premises, the Building or the Property or cause any of the foregoing to occur at, on, in, or near the Premises, the Building or the Property, shall comply with all Environmental Laws in connection with Tenant’s use or occupancy of the Premises and the Building, and promptly shall take all remedial action, at Tenant’s sole cost and expense, but with Landlord’s prior approval, necessary or desirable to remedy, clean-up and remove the presence of any Hazardous Materials resulting from Tenant’s violation of the prohibitions set forth in this sentence or Tenant’s failure to comply with Environmental Laws. Notwithstanding the foregoing, Tenant shall not be deemed to be prohibited from using products containing Hazardous Materials so long as such products are commonly found in an office environment and are handled, stored, used and disposed of in compliance with all Environmental Laws. In addition, Tenant shall (i) obtain, maintain in full force and effect, and comply with, all permits required under Environmental Laws; (ii) comply with all record keeping and reporting requirements imposed by Environmental Laws concerning the use, handling, treatment, storage, disposal or release of Hazardous Materials on the Premises, the Building and the Property; (iii) report to Landlord any release or discharge of Hazardous Materials within two (2) business days of such discharge or release; (iv) provide to Landlord copies of all written reports concerning such discharge of Hazardous Materials that are required to be filed with governmental or quasi-governmental entities under Environmental Laws; (vi) maintain and annually update a Hazardous Materials Inventory with respect to Hazardous Materials used, generated, treated, stored or disposed of at the Premises, the Building and the Property; and (vii) make available to Landlord for inspection and copying, at Landlord’s expense, upon reasonable notice and at reasonable times, such Hazardous Materials Inventory and any other reports, inventories or other records required to be kept under Environmental Laws concerning the use, generation, treatment, storage, disposal or release of Hazardous Materials.

46.3                           Without limitation on any other indemnities by or obligations of Tenant to Landlord under this Lease or otherwise, Tenant hereby covenants and agrees to indemnify,

defend and hold harmless Landlord from and against any Losses incurred by Landlord as a result of Tenant’s breach of any representation, covenant or warranty hereof; or as a result of any claim, demand, liability, obligation, right or cause of action, including, but not limited to governmental action or other third party action (collectively, “Claims”), that is asserted against Landlord, the Premises, the Building or the Property as a result of or which arises directly or indirectly, in whole or in part, out of the Release, Threat of Release, discharge, deposit, presence, treatment, transport, handling or disposal of any Hazardous Materials at, on, under, in, about, or from the Premises, the Building or the Property attributable to or arising out of the operations or activities or presence of Tenant or any assignee, sublessee, agent or representative of Tenant at or about the Premises, the Building or the Property.  This indemnification of Landlord and its Mortgagee(s) by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building.

46.4                           The indemnities, warranties and covenants contained in this Article shall survive termination of this Lease.

47.                                 Americans With Disabilities Act.  Notwithstanding any other provisions contained in this Lease and with the purpose of superseding any such provisions herein that might be construed to the contrary, it is the intent of Landlord and Tenant that at all times while this Lease shall be in effect that the following provisions shall be deemed their specific agreement as to how the responsibility for compliance (and cost) with the Americans With Disabilities Act and amendments to same (“ADA”), both as to the Premises and the Property, shall be allocated between them, namely:

47.1                           Landlord and Tenant agree to cooperate together in the initial design, planning and preparation of specifications for construction of the Premises so that same shall be in compliance with the ADA.  Any costs associated with assuring that the plans and specifications for the construction of the Premises are in compliance with the ADA shall be borne by the party whose responsibility it is hereunder to bear the cost of preparation of the plans and specifications.  Similarly those costs incurred in the initial construction of the Premises so that same are built in compliance with the ADA shall be included within Tenant’s Improvements and handled in the manner as provided for in other Sections of this Lease.

47.2                           Subject to Section 47.4, modifications, alterations and/or other changes required to and within the Common Areas which are not capital in nature shall be the responsibility of Landlord to perform and the cost of same shall be considered a part of the Building Expenses and treated as such.

47.3                           Subject to Section 47.4, modifications, alterations and/or other changes required to and within the Common Areas which are capital in nature shall be the responsibility of Landlord and at its cost and expense.

47.4                           Modifications, alterations and/or other changes required to and within the Common Areas, whether capital in nature or not, which are required as a result of Tenant’s specific use of the Premises, as compared to office uses generally, shall be paid by Tenant within thirty (30) days after receipt of an invoice from Landlord, together with reasonable supporting documentation.

47.5                           Modifications, alterations and/or other changes required to and within the Premises (after the initial construction of same), whether capital in nature or non-capital in nature, shall be the responsibility of Tenant and at its cost and expense; unless the changes are structural in nature and result from the original design of the Building or exist as of the Effective Date, in which instance they shall be the responsibility of Landlord and at its cost and expense.

Each party hereto shall indemnify and hold harmless the other party from any and all liability, loss, cost or expense arising as a result of a party not fulfilling its obligations as to compliance with the ADA as set forth in this Section.

48.                             Several Liability.  If Tenant shall be one or more individuals, corporations or other entities, whether or not operating as a partnership or joint venture, then each such individual, corporation, entity, joint venturer or partner shall be deemed to be both jointly and severally liable for the payment of the entire rent and other payments specified herein.

49.                                 Financial Statements.  Tenant represents and warrants to Landlord that the financial statements heretofore delivered by Tenant to Landlord are true, correct and complete in all respects, have been prepared in accordance with generally accepted accounting principles, and fairly represent the financial condition of Tenant as of the date thereof, and that no material change has thereafter occurred in the financial conditions reflected therein.  Within fifteen (15) days after request from Landlord, Tenant agrees to deliver to Landlord such future financial statements and other information as Landlord from time to time may reasonably request.

50.                                 Definition of “Day” and “Days” .  As used in the Lease, the terms “day” and “days” shall refer to calendar days unless specified to the contrary; provided, however, that if the deadline established for either party’s performance hereunder occurs on a Saturday, Sunday or banking holiday in the State of Maryland, the date of performance shall be extended to the next occurring business day.

51.                                 Right of Termination.  Tenant shall have the continuing right to terminate this Lease as of or after June 1, 2005, provided that (i) Tenant gives Landlord at least twelve (12) months prior written notice of its intent to terminate the Lease, (ii) there is no outstanding Event of Default at the time that Tenant notifies Landlord of its intent to terminate this Lease and there is no default in the payment of Base Rent beyond applicable notice and cure periods as of the date of termination (in which event the notice of termination shall be rescinded at Landlord’s option), and (iii) simultaneously with the delivery of its termination notice, Tenant pays to Landlord a termination fee in the amount equal to the sum of (x) the unamortized amount of the Allowance actually disbursed in accordance with the provisions of Section 35 applying an interest rate of ten percent (10%) per annum and (y) the unamortized amount of the commission paid to Broker in connection with Section 42 of this Lease, applying an interest rate of ten percent (10%) per annum.  If Tenant fails to exercise its termination rights strictly in accordance with the foregoing provision, this Lease shall remain in full force and effect.

52.                                 Generator.  The parties acknowledge that the Premises are currently served by a generator and underground storage tank (collectively, the “Generator”) and Tenant shall have the exclusive use of the Generator during the Term of this Lease.  The Generator shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the termination of this Lease without molestation or injury.  Landlord makes no representations or warranties as to the condition of the Generator.

Tenant’s maintenance and use of the Generator during the Term shall be performed by or on behalf of Tenant (a) at Tenant’s sole risk, cost and expense, (b)  in a timely, good and workman-like manner, (c) using only licensed contractors approved by Landlord, and (d) without interference to Landlord, or other tenants or occupants of Building and Property.  Tenant shall bear all costs incurred in the exercise of its rights set forth above and shall exercise these rights in full compliance with all applicable federal, state, and local governmental laws, regulations and rules (including without limitation the obtaining of all required permits) or any other requirements reasonably imposed by Landlord or covenants of record encumbering the Property.  Tenant shall provide copies of all such required approvals when issued.  Tenant shall take all precautionary steps to protect its facilities and the facilities of Landlord and others affected by performance of work and shall police same properly.  Tenant shall replace or restore any disturbance or damage it caused to the Building or Property.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall fully indemnify Landlord and its mortgagee against all loss or damage of whatever kind or nature, including but not limited to third party claims, arising or in any manner connected with Tenant’s use or maintenance of the Generator.

Tenant shall provide Landlord with a maintenance schedule and corresponding work tickets on a quarterly basis, or more frequently at Landlord’s request if Landlord believes that the Generator is not being properly maintained.  If Tenant fails to perform any of the services necessary to maintain the Generator in good and efficient working order and condition, and

Tenant fails to correct such deficiency within three (3) days after written notice from Landlord, Landlord shall have the right to perform such service(s) and Tenant shall reimburse Landlord for the costs incurred by Landlord for such services, as additional rent, together with interest at the Default Rate.

53.                                 Telecommunications Equipment.  Tenant shall have the non-exclusive right to enter upon and utilize the roof of the Building for the purposes of installing, maintaining and repairing any equipment or utilities required in its operation of its business in the Premises; provided that  (i) such equipment is used solely in connection with Tenant’s business in the Premises and is not available for use by third-parties, (ii) Tenant submits to Landlord for Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, the desired location on the roof to install the equipment and the make, model and specifications of the equipment, (iii) Tenant, at Tenant’s expense, shall install, maintain and remove the equipment in coordination with Landlord’s rooftop consultant, provided, however, that Landlord, at Tenant’s expense, shall have the right, but not the obligation, to install, maintain and/or remove the equipment, (iv) Tenant shall reimburse Landlord for any costs incurred by Landlord from its rooftop consultant, in an amount not to exceed $1,750.00, and (v) Tenant shall indemnify and hold Landlord, its successors, assigns, agents, licensees and invitees harmless from any and all damages, costs, claims, expenses, actions (including reasonable attorney’s fees in connection with the equipment, unless resulting form Landlord’s negligence.

54.                                 Exterior Signage.  Tenant, at Tenant’s sole cost and expense, shall have the right to install and thereafter display an exterior sign on the front and back of the Building, provided that (i) Tenant obtains Landlord’s prior written approval, such approval not to be unreasonably withheld, with regard to the size, location, and method of installation of the signage, (ii) the Lease has not been amended to reduce the area of the Premises, and (iii) Tenant remains open for business in the Premises.  Tenant, at Tenant’s expense, shall maintain the signage, and obtain all required permits from any governmental authorities.  At the expiration or sooner termination of this Lease, Tenant shall remove the exterior signage on the Building and restore the Building’s surface to that condition which existed immediately prior to the installation of the signage.  In addition, if, after installation of the signage, any of the conditions set forth in subsections (i) through (iv) inclusive of the first sentence of this paragraph are not satisfied, Tenant, at Tenant’s expense, shall remove the signage upon fifteen (15) days’ advance written notice from Landlord and restore the Building’s surface to that condition which existed immediately prior to the installation of the signage.

55.                                 Tenant’s Installation of Security System.  Tenant shall have the right, at its sole cost and expense, to install within the Premises electronic badge door lock systems as well as additional locks (collectively, the “Security System”); provided, however, that Tenant’s installation and use of such Security System shall be subject to each of the following requirements:  (i) prior to the installation of such Security System, Tenant shall secure Landlord’s approval (which shall not be unreasonably withheld) to the manufacture, model and method of installation of such Security System within the Premises where the same shall be installed; (ii) Tenant’s Security System and the installation of the same shall be by reputable, licensed and insured contractors; (iii) Tenant’s Security System and the installation of the same shall be in compliance with applicable governmental laws, rules, ordinances and regulations; (iv) in no event shall Tenant’s installation and use of the Security System interfere with the use and quiet enjoyment of the Common Areas and other tenanted areas within the Building by Landlord, other tenants of the Building, and its and their employees, guests, contractors, agents and invitees; (v)  Tenant provides Landlord with keys to any new locks installed; and (vi) at the expiration or earlier termination of the Term, the Security System placed or installed within the Premises by Tenant shall be removed by Tenant at its sole cost and expense and all damage (including the removal of existing door locks) to the Premises and Building caused by the installation and removal of the Security System by Tenant shall be immediately repaired by Tenant at its sole cost and expense using Building-standard materials.

56.                                 Landlord Renovation.  Landlord has advised Tenant that it intends to perform certain renovation work in the Building (the “Renovations”).  Landlord agrees to use reasonable efforts to commence the Renovations within a reasonable period of time and to diligently complete such Renovations in a reasonable period of time once Landlord receives all necessary permits.  The parties acknowledge that the costs of such Renovations shall be included in Building Expenses.

Notwithstanding Section 6.2.2.12, the costs of any structural or roof work completed in connection with the Renovations shall be included in Building Expenses provided that such costs are amortized over twenty (20) years.

IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Lease as of the day and year first above written.

WITNESS OR ATTEST:	LANDLORD:
ATRIUM BUILDING, LLC

	By:	(SEAL)
Roger A. Waesche, Jr.
Senior Vice President

WITNESS OR ATTEST:	TENANT:
TESSCO TECHNOLOGIES, INC.

	By:	(SEAL)
Name:
Title:

STATE OF MARYLAND,                     , TO WIT:

I HEREBY CERTIFY, that on this       day of                 , 2003, before me, the undersigned Notary Public of the State, personally appeared ROGER A. WAESCHE, JR., who acknowledged himself to be the Senior Vice President of ATRIUM BUILDING, LLC, a Maryland limited liability company, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same on behalf of the corporation for the purposes therein contained as the duly authorized Senior Vice President of the corporation by signing the name of the corporation by himself as such Senior Vice President.

WITNESS my hand and Notarial Seal.

Notary Public

My Commission Expires:

STATE OF MARYLAND,                     , TO WIT:

I HEREBY CERTIFY, that on this         day of                      , 2003, before me, the undersigned Notary Public of the State, personally appeared                      , known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged himself/herself to be the           of TESSCO TECHNOLOGIES, INC. a                       corporation, and that he/she, as such                      , being authorized so to do, executed the foregoing instrument on behalf of the corporation by himself/herself as such                      .

WITNESS my hand and Notarial Seal.

Notary Public

My Commission Expires:

EXHIBIT “A”

to Agreement of Lease by and between

ATRIUM BUILDING, LLC, Landlord

and TESSCO TECHNOLOGIES, INC., Tenant

FLOOR PLAN

EXHIBIT “B”

to Agreement of Lease by and between

ATRIUM BUILDING, LLC, Landlord

and TESSCO TECHNOLOGIES, INC., Tenant

RULES AND REGULATIONS

To the extent that any of the following Rules and Regulations, or any Rules and Regulations subsequently enacted conflict with the provisions of the Lease, the provisions of the Lease shall control.

1.  Tenant shall not obstruct or permit its agents, clerks or servants to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building, or use the same in any other way than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make or permit any improper noises in the Building; smoke in the elevators, the Premises, the Building or the Common Areas except in the exterior areas specifically designated by Landlord; throw substances of any kind out of the windows or doors, or down the passages of the Building, in the halls or passageways; sit on or place anything upon the window sills; or clean the windows.

2.  Waterclosets and urinals shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them.  Waste and excessive or unusual use of electricity or water is prohibited.

3.  Tenant shall not (i) obstruct the windows, doors, partitions and lights that reflect or admit light into the halls or other places in the Building, or (ii) inscribe, paint, affix, or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the interior or exterior of the Building without the prior written consent of Landlord which shall not be unreasonably withheld.  If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Landlord, or a company approved by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

4.  No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building, without the prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld.

5.  When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires shall be allowed, except with the prior written consent of Landlord which shall not be unreasonably withheld, and shall be done only by contractors approved by Landlord.  The number and location of telephones, telegraph instruments, electric appliances, call boxes, etc., shall be subject to Landlord’s approval.  No tenants shall lay linoleum or other similar floor covering so that the same shall be in direct contact with the floor of the Premises; and if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material, the use of cement or other similar adhesive material being expressly prohibited.

6.  No additional lock or locks shall be placed by Tenant on any door in the Building, without prior written consent of Landlord.  Two keys will be furnished Tenant by Landlord; two additional keys will be supplied to Tenant by Landlord, upon request, without charge; any additional keys requested by Tenant shall be paid for by Tenant.  Tenant, its agents and employees, shall not have any duplicate keys made and shall not change any locks.  All keys to doors and washrooms shall be returned to Landlord at the termination of the tenancy, and in the event of any loss of any keys furnished, Tenant shall pay Landlord the cost thereof.

7.  Tenant shall not employ any person or persons other than Landlord’s janitors for the purpose of cleaning the Premises, without prior written consent of Landlord which shall not be unreasonably withheld.  Landlord shall not be responsible to Tenant for any loss of property from the Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

8.  No bicycles, vehicles or animals of any kind (other than animals to assist the disabled) shall be brought into or kept in or about the Premises.

9.  Tenant shall not conduct, or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Premises.  Tenant shall not permit any portion of the Premises to be used for the storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form, or as a barber or manicure shop.

10.  No awnings or other projections shall be attached to the outside walls of the Building.  No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord which consent shall not be unreasonably withheld.  Such curtains, blinds and shades must be of a quality, type, design, and color, and attached in a manner reasonably approved by Landlord.

11.  Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

12.  There shall not be used in the Premises or in the Building, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in passenger elevators.

13.  Tenant, before closing and leaving its Premises, shall ensure that all entrance doors to same are locked.

14.  Landlord shall have the right to prohibit any advertising by Tenant which in Landlord’s opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

15.  Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the Building:

(a)  the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purpose;

(b)  the right to change the name or address of the Building, without incurring any liability to Tenant for so doing;

(c)  the right to install and maintain a sign or signs on the exterior of the Building;

(d)  the exclusive right to use or dispose of the use of the roof of the Building;

(e)  the non-exclusive right to use the area above the ceiling of the Premises for the purpose of installing and maintaining telecommunications, water lines, utility lines, other conduit, sprinklers, drainlines, ductwork and HVAC connections and any other equipment necessary to provide services to any area in the Building;

(f)  the right to limit the space on the directory of the Building to be allotted to Tenant; and

(g)  the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

16.  As used herein the term “Premises” shall mean and refer to the “Premises” as defined in Section 1 of the Lease.

17.  Tenant shall not operate space heaters or other heating or ventilating equipment without the express prior written consent of Landlord in each instance first obtained.  Tenant shall not install or operate any electrical equipment, appliances or lighting fixtures in the Premises which are not listed and labeled by Underwriter’s Laboratories or other testing organization acceptable to Landlord.

EXHIBIT “C”

to Agreement of Lease by and between

ATRIUM BUILDING, LLC, Landlord

and TESSCO TECHNOLOGIES, INC., Tenant

INVENTORY OF DB PROPERTY

•                  Raised flooring;

•                  DB furniture located in the Premises as of the Effective Date;

•                  Voice, data and electrical wiring;

•                  Emergency generator and fuel storage tank;

•                  Vault;

•                  Fire suppression systems;

•                  Air handling equipment;

•                  Liebert UPS equipment;

•                  Liebert PDU equipment; and

•                  Cabinetry and shelving located in the Premises as of the Effective Date.

EXHIBIT “D”

to Agreement of Lease by and between

ATRIUM BUILDING, LLC, Landlord

and TESSCO TECHNOLOGIES, INC., Tenant

ESTOPPEL CERTIFICATE

Tenant:                                                       TESSCO TECHNOLOGIES, INC.

To:                              ATRIUM BUILDING, LLC

c/o Corporate Office Properties Trust

Suite 400, 8815 Centre Park Drive

Columbia, Maryland  21045

Deutsche Bank Trust Company Americas f/k/a Bankers Trust Company

200 Crescent Court, Suite 550

Dallas, Texas 75201

Re:                               [Building Address]

Linthicum, Maryland 21090

1.                                       TESSCO TECHNOLOGIES, INC., a                          corporation is the named Tenant (“Tenant”), and ATRIUM BUILDING, LLC is the Landlord (“Landlord”) under a Lease dated                         , located at the Property (“Property”) identified above.  The Lease, together with the amendments:                                                 (collectively, “Lease”) constitutes the entire agreement between Landlord and Tenant with respect to the Property and the Premises (hereafter defined).  There are no other lease documents, commitments, options or rights with respect to the Property or the Premises and there are no other representations, warranties, agreements, concessions, commitments, or other understandings between the Tenant and the Landlord regarding the Property or the premises demised other than as set forth in the Lease or this paragraph 1.

2.                                       Tenant occupies Suite Number 100, with a Rentable Square Footage Area of 93,549 (the “Premises”).  Tenant’s Pro Rata Share of the Property is           %

3.                                       The Term of the Lease commenced                          and will expire                         .  Tenant is the actual occupant in possession of the Premises and has not sublet, assigned or hypothecated its leasehold interest.  All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and any tenant construction or improvement allowances have been paid.

4.                                       As of this date, no breach or default exists on the part of Tenant under the Lease, and there exists no facts that, with the passage of time or the giving of notice, or both, would constitute a default.  To the best knowledge of Tenant, no breach or default exists on the part of Landlord under the Lease, and there exists no facts that, with the passage of time or the giving of notice, or both, would constitute a default.  Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease.

5.                                       Base Rent is currently payable in the amount of                          per month (which includes an operating expense stop based on the greater of                          per square foot or                          actual operating expenses, and a real estate tax expense stop based on the greater of                          per square foot or                          actual real estate taxes).  Pursuant to the Lease, Tenant is obligated to pay as additional rent its pro-rata share of operating expenses and real estate taxes which exceed the operating expense stop and real estate expense stop set forth in the Lease.   The monthly base rent has been paid through                         , except:                                                                         .

D-1

6.                                       No rent has been paid in advance, and Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord.  Tenant has no claim against Landlord for any security or other deposits except $ which was paid pursuant to the Lease.  Tenant has no right to any free rent, rent abatement, rent credit, or other rent concession.

7.                                       Tenant has no right to renew or extend the term of the Lease, or to expand the size of the Premises, except:                                                .

Tenant has no interest in or option or preferential right to purchase all or any part of the Premises or the Property of which it forms a part, other than its right to lease the Premises as Tenant under the Lease.

8.                                       Tenant has no rights of termination or expansion with the terms of the Lease except:                                                .

9.                                       All insurance required of Tenant by the Lease has been provided by Tenant and all premiums paid.

10.                                 There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought under the bankruptcy laws with respect to Tenant.

11.                                 Tenant has not received any notice of Landlord’s prior sale, transfer, or assignment, hypothecation or pledge of the Lease or any of the rents or other amounts to be paid by Tenant pursuant thereto.

12.                                 Tenant has received no notice from any governmental authority or other person or party claiming a violation of, or requiring compliance with, any Federal, State or local statute, ordinance, rule or regulation or the requirement of law for environmental contamination at the Premises, to the best knowledge of Tenant, the Tenant is in compliance with all applicable provisions of the Industry Site Recovery Act, and no hazardous, toxic, or polluting substances or wastes have been generated, treated, manufactured, stored, refined, used, handled, transported, released, spilled, disposed of or deposited by Tenant on, in or under the Premises.

This Tenant Estoppel Certificate may be relied upon by the Landlord, Bankers Trust Company and its and their respective successors and assigns.

DATED: , 200

WITNESS/ATTEST:	TESSCO TECHNOLOGIES, INC.

BY:
Name:
Title:

D-2

EXHIBIT “E”

to Agreement of Lease by and between

ATRIUM BUILDING, LLC, Landlord

and TESSCO TECHNOLOGIES, INC., Tenant

FORM OF

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Note:  This Subordination, Non-Disturbance and Attornment Agreement results in your leasehold estate in the Property becoming subject to and of lower priority than the lien of some other or later security instrument.

THIS AGREEMENT is entered into by and among TESSCO TECHNOLOGIES, INC. (“Tenant”), ATRIUM BUILDING, LLC, a Maryland limited liability company (“Landlord”), and DEUTSCHE BANK TRUST COMPANY AMERICAS f/k/a BANKERS TRUST COMPANY, a New York Banking corporation (“Beneficiary”).

R E C I T A L S:

A.                                   Tenant has entered into a lease (the “Lease”) covering a portion of the real property described on Exhibit A hereto (the “Property”).  The Lease and the premises leased thereunder are more particularly described on Exhibit B hereto (the “Premises”).

B.                                     Pursuant to that certain Second Amended and Restated Senior Secured Credit Agreement dated March 8, 2002, as amended from time to time, Beneficiary and certain other financial institutions that are or may become parties to such agreements (collectively “Lenders”) have made or agreed to make a revolving loan and to extend certain other financial accommodations (collectively the “Loan”) to an entity of which Landlord is a subsidiary, CORPORATE OFFICE PROPERTIES, L.P., a Delaware limited partnership, and to certain of its subsidiaries.  The Loan is evidenced by promissory notes (collectively, as amended, the “Notes”), which Notes are or will be secured by a mortgage or deed of trust in favor of Beneficiary covering the Property (the “Mortgage”).

C.                                     In order to induce Beneficiary to make the Loan and to maintain the financial accommodations extended thereunder, the parties hereto have agreed to subordinate the Lease to the lien of the Mortgage on the terms set forth in this Agreement.  In order to induce Tenant to execute and deliver this Agreement, Beneficiary has agreed not to disturb Tenant’s possession of the Premises under certain circumstances set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Subordination.  Notwithstanding anything to the contrary set forth in the Lease, the Lease and the leasehold estate created thereby and all of Tenant’s rights thereunder shall be and shall at all times remain subject, subordinate and inferior to the Mortgage and the lien thereof, and all rights of Beneficiary thereunder and to any and all renewals, modifications, consolidations, replacements and extensions thereof.

2.                                       Acknowledgments and Agreements by Tenant.  Tenant acknowledges and agrees that:

2.1.                              Landlord has executed and delivered to Beneficiary a Mortgage, including an assignment of the Lease and the rents thereunder, and certain other agreements evidencing and securing the Loan.  Tenant hereby recognizes and agrees to honor such assignment of the

Lease and rents thereunder.  If Beneficiary notifies Tenant in writing of a default under the Mortgage and demands that Tenant pay its rent and all other sums due under the Lease to the Beneficiary, Tenant shall honor such written demand and pay its rent and all other sums due under the Lease directly to Beneficiary or as otherwise required pursuant to such notice.  Beneficiary shall indemnify, defend and hold harmless Tenant from and against any losses, liabilities, claims or causes of action Tenant may suffer as a result of compliance with Beneficiary’s notice.

2.2.                              Tenant shall send a copy of any notice or statement required to be delivered under the Lease to Beneficiary at the same time such notice or statement is sent to Landlord, in the manner specified in this Agreement.

2.3.                              In the event of any act or omission by Landlord which would give Tenant the right, either immediately or after the lapse of time, to terminate the Lease or to claim a partial or total eviction, Tenant will not exercise any such right until:

2.3.1                        it has given written notice of such act or omission to Beneficiary pursuant to the foregoing Section 2.2; and

2.3.2.                     the same period of time as is given to Landlord under the Lease to cure such act or omission shall have elapsed following such giving of notice to Beneficiary.

2.4.                              Tenant has no right or option to purchase the Premises or the Property, or any portion thereof or any interest therein.  To the extent that Tenant hereafter acquires any such right or option to purchase the Premises or the Property, the same is hereby acknowledged to be subject and subordinate to the Mortgage and is hereby waived and released as against Beneficiary except to the extent Beneficiary agrees in writing to the contrary.

2.5.                              Beneficiary, in making any disbursements to Landlord, is under no obligation or duty to oversee or direct the application of the proceeds of such disbursements, and such proceeds may be used by Landlord for purposes other than improvement of the Property.

2.6.                              This Agreement satisfies any condition or requirement in the Lease relating to the grant of a non-disturbance agreement by Beneficiary.

3.                                       Foreclosure.  In the event of foreclosure of the Mortgage, or upon a transfer of the Property by conveyance in lieu of foreclosure, then:

3.1.  So long as Tenant complies with this Agreement and is not in default under the terms, covenants or conditions of the Lease (beyond the expiration of any applicable notice and cure periods), Tenant may continue in occupancy of the Premises on the terms and conditions contained in the Lease for the balance of the term of the Lease.  Tenant shall attorn to and accept any successor owner of the Building as landlord under the Lease, and be bound by and perform all of the obligations imposed by the Lease, and any successor owner of the Property will not disturb the possession of Tenant, and will be bound by all of the obligations imposed on the Landlord by the Lease.  Any purchaser at a foreclosure sale, by deed in lieu thereof, or any other successor owner of the Property shall not be:

3.1.1.                     liable for any act or omission of a prior landlord (including Landlord); or

3.1.2.                     subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or

3.1.3.                     bound by any rent or additional rent which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one month or any security deposit or other prepaid charge which Tenant might have paid in advance to any prior landlord (including Landlord) other than the security deposit, and then only to the extent actually turned over to such successor owner; or

3.1.4.                     bound by any agreement or material modification of the Lease made without the written consent of Beneficiary.

3.2.                              Upon the written request of either Beneficiary or Tenant to the other given following any foreclosure or conveyance in lieu thereof, the parties agree to execute a lease of the Premises upon the same terms and conditions as the Lease between Landlord and Tenant which lease shall cover any unexpired term of the Lease existing prior to such foreclosure or conveyance in lieu of foreclosure.

4.                                       Acknowledgments and Agreements by Landlord.  Landlord, as landlord under the Lease and mortgagor under the Mortgage, acknowledges and agrees for itself and its heirs, successors and assigns that:

4.1.                              This Agreement does not waive any of Beneficiary’s rights under the Mortgage, or in any modify or release Landlord from its obligations to comply with the Mortgage;

4.2.                              The Mortgage remains unmodified and in full force and effect; and

4.3.                              Landlord hereby irrevocably directs Tenant to recognize and honor Landlord’s assignment to Beneficiary of the Lease and the rents thereunder.  If Beneficiary notifies Tenant in writing of a default under the Mortgage and demands that Tenant pay its rent and all other sums due under the Lease to Beneficiary, Landlord hereby irrevocably directs Tenant to honor such written demand and pay its rent and all other sums due under the Lease directly to Beneficiary or as otherwise required pursuant to such notice.  Landlord shall indemnify, defend and hold harmless Tenant from and against any losses, liabilities, claims or causes of action Tenant may suffer as a result of compliance with Beneficiary’s notice.

5.                                       Obligations of Beneficiary.  Beneficiary shall have no obligation or incur any liability with respect to the erection or completion of the improvements in which the Premises is located or for completion of the Premises or any improvements for Tenant’s use and occupancy.  Anything herein or in the Lease to the contrary notwithstanding, no successor owner of the Property shall have any obligation, or incur any liability, beyond the then existing interest, if any, of the Purchaser in the Property and Tenant shall look exclusively to such interest of the Purchaser, if any, in the Property for the payment and discharge of any obligations imposed upon the Purchaser hereunder or under the Lease, and the Purchaser is hereby released and relieved of any other liability hereunder and under the Lease.  As regards the Purchaser, Tenant shall look solely to the estate or interest owned by the Purchaser in the Property and Tenant will not collect or attempt to collect any such judgment out of any other assets of the Purchaser.  Nothing contained in this Section impairs, limits or otherwise modifies the obligations of Landlord to Tenant under the Lease.

6.                                       No Merger.  Landlord, Tenant and Beneficiary agree that unless Beneficiary otherwise consents in writing, Landlord’s estate in and to the Property and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the union of the estates either in Landlord or Tenant or any third party by purchase, assignment or otherwise.

7.                                       Notice.  All notices and other communications to be made hereunder shall be in writing and shall be delivered to the addresses set forth below by any of the following means: (a) personal service or receipted courier service; (b) telecopying (if confirmed in writing sent by the methods specified in clauses (a), (c) or (d) of this Section), (c) registered or certified first class mail, return receipt requested, or (d) nationally-recognized overnight delivery service.  Such addresses may be changed by notice to the other parties given in the same manner as provided above.  Any notice or other communication sent pursuant to clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, if sent pursuant to subsection (c) shall be deemed received five (5) days following deposit in the mail and/or (d) if sent pursuant to subsection (d) shall be deemed received the next succeeding business day following deposit with such nationally recognized overnight delivery service.

To Beneficiary:	Deutsche Bank Trust Company Americas
200 Crescent Court, Suite 550
Dallas, Texas 75201
Attention: Ms. Linda Davis
Telecopier: 214-740-7904

To Landlord:	c/o Corporate Office Properties, L.P.
8815 Centre Park Drive, Suite 400
Columbia, Maryland 21045
Telecopier: 410-992-7534

To Tenant:	TESSCO TECHNOLOGIES, INC.
375 West Padonia Road
Timonium, Maryland 21093
Attention: Finance Team
Telecopier:

With a copy to:	Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202-3282
Attn: Richard Rubin
Telecopier: (410) 332-8562.

8.                                       Miscellaneous.

8.1.                              This Agreement supersedes any inconsistent provision of the Lease.

8.2.                              Nothing contained in this Agreement shall be construed to derogate from or in any way impair or affect the lien and charge of the Mortgage.

8.3.                              This Agreement shall inure to the benefit of the parties hereto, their respective successors and permitted assigns; provided however, that in the event of the assignment or transfer of the interest of Beneficiary, all obligations and liabilities of Beneficiary under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Beneficiary’s interest is assigned or transferred.  The interest of Tenant under this Agreement may be assigned or transferred in connection with a permitted assignment or transfer of Tenant’s interest under the Lease.

8.4.                              This Agreement is the whole and only agreement with regard to the subjection and subordination of the Lease and the leasehold estate created thereby, together with all rights and privileges of Tenant thereunder, to the lien or charge of the Mortgage and all related loan and security documents and shall supersede and cancel, but only insofar as would affect the priority between the Lease and the Mortgage, any prior agreements as to such subjection or subordination, including, but not limited to, those provisions contained in the Lease which provide for the subjection or subordination of the Lease and the leasehold estate created thereby to a mortgage or mortgages.

8.5.                              This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  Signature and acknowledgments pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document, which may be recorded.

8.6.                              This Agreement may not be modified orally or in any manner other than by agreement in writing signed by the parties hereto or their respective successors in interest.

8.7.                              If any legal action or proceeding is commenced to interpret or enforce the terms of, or obligations arising out of, this Agreement, or to recover damages for the breach thereof, the party prevailing in any such action or proceeding shall be entitled to recover from the non-prevailing party all reasonable attorney’s fees, costs and expenses incurred by the prevailing party.

8.8.                              This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

IN WITNESS WHEREOF, the parties have executed this Subordination, Non-Disturbance and Attornment Agreement as of                               , 2003.

NOTICE: THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT CONTAINS PROVISIONS WHICH ALLOW THE PERSON OBLIGATED ON THE LEASE TO OBTAIN A LOAN, A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE PROPERTY.

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT THERETO.

BENEFICIARY:	DEUTSCHE BANK TRUST COMPANY AMERICAS,
a New York banking corporation

By:

TENANT:	TESSCO TECHNOLOGIES, INC.
a

By:

LANDLORD:	ATRIUM BUILDING, LLC
a Maryland limited liability company

By:

ACKNOWLEDGMENTS

STATE OF                   , CITY/COUNTY OF                   , TO WIT:

I HEREBY CERTIFY that on this           day of                                     , 2003, before me, the subscriber, a Notary Public of the State and City/County aforesaid, personally appeared                                                       , known to me or satisfactorily proven to be the individual whose name is subscribed above, who acknowledged himself/herself to be the                    of DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, and that he/she, as such                   , being authorized so to do, executed the foregoing instrument on behalf of such Corporation by signing the name of such Corporation by himself/herself as such                   .

WITNESS, my Hand and Notarial Seal.

Notary Public

My Commission Expires:

STATE OF                       , CITY/COUNTY OF                       , TO WIT:

                                                I HEREBY CERTIFY that on this          day of                                             , 2003, before me, the subscriber, a Notary Public of the State and City/County aforesaid, personally appeared                                             , known to me or satisfactorily proven to be the individual whose name is subscribed above, who acknowledged himself/herself to be the                        of TESSCO TECHNOLOGIES, INC., a                        corporation, and that he/she, as such                       , being authorized so to do, executed the foregoing instrument on behalf of such Corporation by signing the name of such Corporation by himself/herself as such                       .

WITNESS, my Hand and Notarial Seal.

Notary Public

My Commission Expires:

STATE OF MARYLAND, COUNTY OF HOWARD, TO WIT:

I HEREBY CERTIFY that on this        day of                          , 2003, before me, the subscriber, a Notary Public of the State and City/County aforesaid, personally appeared ROGER A. WAESCHE, JR., known to me or satisfactorily proven to be the individual whose name is subscribed above, who acknowledged himself to be the Senior Vice President of ATRIUM BUILDING, LLC, a Maryland limited liability company, as such Senior Vice President, being authorized so to do, executed the foregoing instrument on behalf of such limited liability company by signing the name of such limited liability company by himself as such Senior Vice President.

WITNESS, my Hand and Notarial Seal.

Notary Public

My Commission Expires:

EXHIBIT A

THE PROPERTY

EXHIBIT B

DESCRIPTION OF PREMISES AND LEASE DOCUMENTS

THE LEASE

Lease dated            between ATRIUM BUILDING, LLC as landlord and TESSCO TECHNOLOGIES, INC. as tenant, and all amendments thereto.

THE PREMISES

Suite 100 in the Building.

EXHIBIT “F”

to Agreement of Lease by and between

ATRIUM BUILDING, LLC, Landlord

and TESSCO TECHNOLOGIES, INC., Tenant

Building Expense Exclusions

The following expenses should be excluded from Building Expenses:

(i)                                     Costs attributable to seeking and obtaining new tenants as well as retaining existing tenants, such as advertising, brokerage commissions, architectural, engineering, attorney’s fees not incurred in connection with the normal operation of the Building, capital renovations and improvements;

(ii)                                  Costs attributable to enforcing leases against tenants in the Building, such as attorney’s fees, court costs, adverse judgments, and similar expenses;

(iii)                               Costs that are reimbursable to the Landlord by tenants as a result of provisions contained in their specific lease, such as excessive use of utilities;

(iv)                              Costs for alteration and additions that are in the nature of capital improvements, unless amortized in accordance with Section 11 of the Lease;

(v)                                 Depreciation and amortization of debt;

(vi)                              Costs incurred due to violation by the Landlord of any of the terms and conditions of any leases in the Building;

(vii)                           Profit paid to subsidiaries or affiliates of the Landlord for management services or materials to the extent that the cost of those items would not have been paid had the services and materials been provided by unaffiliated parties on a competitive basis;

(viii)                        Interest on any mortgages of the Landlord and rental under any ground or underlying leases;

(ix)                                Any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord;

(x)                                   Rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except equipment used in providing janitorial services not affixed to the building, and except when needed in connection with normal repairs and maintenance of the Building;

(xi)                                All items and services for which tenants reimburse the Landlord or pay third persons or which the Landlord provides selectively to one or more tenants without reimbursement;

(xii)                             Advertising and promotional expenditures unless part of a specific marketing plan agreed upon by the Tenant;

(xiii)                          Repairs and other work occasioned by fire, windstorm or other casualty that the Landlord is reimbursed by insurance that was required to be carried under the Lease or for which the Landlord would have been reimbursed had such required insurance been carried;

(xiv)                         Cost incurred in operating and maintaining the Building’s parking facilities if the Landlord charges for parking, or alternatively, uses the income from the parking facility as a credit against operating expenses;

(xv)                            Any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority;

(xvi)                         Costs for sculpture, paintings or other objects of art;

(xvii)                      Wages, salaries or other compensation paid to any executive employee above the grade of Property Manager;

(xviii)                   The cost of correcting any code violations by the Landlord or in the Building to the extent such codes are in effect prior to the Commencement Date;

(xix)                           Costs attributable to repairing items that are covered by warranties; and

(xx)                              Repairs and maintenance performed in a tenant’s exclusive space and not in the common areas.